STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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IXIA
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IXIA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2012

The Annual Meeting of the Shareholders of Ixia, a California corporation (the “Company” or “Ixia”), will be held Thursday, May 10, 2012, at 9:00 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301. The purposes of the Annual Meeting are:

1. To elect six directors for a one-year term. The names of the nominees intended to be presented for election are: Victor Alston, Laurent Asscher, Jonathan Fram, Errol Ginsberg, Gail Hamilton and Jon F. Rager.

2. To approve an advisory resolution on executive compensation.

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The record date for our Annual Meeting is March 16, 2012. Only record holders of the Company’s Common Stock (“Common Stock”) at the close of business on March 16, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us, and we therefore encourage you to vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote over the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing your proxy card in the enclosed postage-prepaid envelope. Voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Ronald W. Buckly
Corporate Secretary

Calabasas, California

April 4, 2012

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TO US PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.

*    *    *    *    *

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE

HELD ON MAY 10, 2012

THIS PROXY STATEMENT AND THE 2011 ANNUAL REPORT TO SHAREHOLDERS, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT:

www.ixiacom.com/proxy

INFORMATION ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT ON FORM 10-K.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING EXHIBITS, WILL ALSO BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO IXIA, ATTENTION TOM MILLER, CHIEF FINANCIAL OFFICER, IXIA, 26601 W. AGOURA ROAD, CALABASAS, CA 91302 USA; TELEPHONE 818.871.1800.

IXIA

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Ixia (the “Board”) is furnishing you with this proxy statement to solicit proxies for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 10, 2012 at 9:00 a.m., local time, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Agoura Hills Hotel which is located at 30100 Agoura Road, Agoura Hills, California 91301.

These proxy materials were first sent on or about April 13, 2012 to shareholders entitled to vote at the Annual Meeting.

Only shareholders of record at the close of business on March 16, 2012, which is the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 70,779,851 shares of our Common Stock were issued and outstanding.

Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:

•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date, or

•	attending the Annual Meeting and voting in person.

Voting and Solicitation

Methods of Voting. You may vote by mail, in person at the Annual Meeting, by telephone or over the Internet. If your shares are held in the name of your broker or other nominee (your record holder), you are considered the beneficial owner of shares held in street name, and you should receive instructions from your brokerage firm, bank or other nominee that must be followed in order for the record holder to vote your shares per your instructions. Brokerage firms, banks and other nominees typically have a process for their beneficial holders to provide voting instructions via the Internet or by telephone.

Voting by Mail. If your shares are registered directly in your name, then you are the record holder of the shares. By signing the enclosed proxy card and returning it in the prepaid and addressed envelope enclosed with these proxy materials, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted even if you later find yourself unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting in Person at the Annual Meeting. If you are the record holder of your shares and you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If you beneficially own your shares and you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you are the beneficial holder of your shares, to vote by telephone, please follow the voting instructions that you receive from your brokerage firm, bank or other nominee. If you are a record holder and you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you are the beneficial holder of your shares, to vote over the Internet, please follow the voting instructions that you receive from your brokerage firm, bank or other nominee. If you are a record holder and you vote over the Internet, you do not need to complete and mail your proxy card.

Voting for Directors. In the election of directors, you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.

Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are six directors to be elected at our Annual Meeting, you may allocate 600 “FOR” votes (six times 100) among as few or as many of the six nominees to be voted on at the Annual Meeting as you choose.

If you are a record holder and you sign your proxy card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee. If you are the beneficial holder of your shares and you do not provide your brokerage firm, bank or other nominee with instructions on how to vote your shares in the election of directors, then your shares will not be voted.

Voting on All Other Matters. Each share of our Common Stock outstanding as of the close of business on the Record Date has one vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” for any proposal other than a proposal relating to the election of directors. Except as otherwise required by law, our Articles of Incorporation or our Bylaws, the affirmative vote of a majority of shares present or represented by proxy and voting at our Annual Meeting is required for the approval of matters other than the election of directors. California state law also requires that the number of shares voting “FOR” any matter must equal at least a majority of the required quorum for the Annual Meeting.

You may vote part of your shares “FOR” any proposal and refrain from voting your remaining shares or you may vote your remaining shares “AGAINST” the proposal. If you are a record holder and you return a signed proxy card but fail to provide voting instructions on a proposal or to specify the number of shares you are voting “FOR” a proposal, then we are allowed to assume that you are voting all of your shares “FOR” the proposal. If you are the beneficial holder of your shares and you fail to provide voting instructions on a proposal, then your shares will not be voted on the proposal unless it is deemed to be a routine matter as described below under “Effect of Broker Non-Votes.”

Effect of Abstentions. Abstentions are included in determining the number of shares present and entitled to vote for purposes of determining the presence of a quorum.

In general, abstentions are not counted either “FOR” or “AGAINST” a proposal being voted on. If, however, the number of abstentions is such that the “FOR” votes, while outnumbering the votes “AGAINST” the proposal, do not equal at least a majority of the quorum required for the meeting, the proposal will be defeated and, in this case, abstentions will have the same effect as a vote “AGAINST”

the proposal. In the case of election of directors, however, your abstention will have no effect on the outcome.

For example, if 60% of our outstanding shares are represented in person or by proxy at a meeting at which the required quorum is a majority of the outstanding shares, and the vote on a proposal is 30% in favor, 15% against and 15% abstaining, then the proposal will be adopted. However, if 21% vote in favor, 19% vote against and 20% abstain, then the proposal will be defeated because 21% does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes.

Effect of “Broker Non-Votes.” If you hold your shares at the account of a brokerage firm, bank or other nominee, your shares are held in street name. Shares that are held in street name are held in the name of the brokerage firm, bank or other nominee. Brokerage firms, banks and other nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares only on proposals that are deemed to be routine matters. Examples of routine matters include proposals to ratify the appointment of a company’s independent registered public accounting firm. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. Examples of non-routine matters include the election of directors, and advisory votes on executive compensation. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, then such action is referred to as a “broker non-vote.”

The cost of this solicitation will be borne by the Company. We have retained the services of Georgeson Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $2,000 plus out-of-pocket expenses. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place to that effect. Proxies may be solicited by our directors, officers and regular employees, without additional compensation or reimbursement by the Company.

Voting Confidentiality. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of Ixia which are intended to be presented by such shareholders at the Company’s annual meeting of shareholders to be held in 2013 (the “2013 Annual Meeting”) must be received by the Company no later than December 5, 2012 to be included in the proxy materials relating to that annual meeting. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2013 Annual Meeting, unless we receive written notice of such matters on or before February 9, 2013; provided, however, that if the date of the 2013 Annual Meeting is more than 30 days before or after the anniversary date of the 2012 Annual Meeting, we must receive written notice of such matters not later than the close of business on the 10th day following the day on which notice of the date of the 2013 Annual Meeting is mailed to shareholders or otherwise publicly disclosed. It is recommended that shareholders submitting proposals direct them to the Corporate Secretary of the Company by sending them by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the 2012 Annual Meeting scheduled for May 10, 2012.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Bylaws provide for Ixia’s Board of Directors to consist of four to seven directors. The number of authorized directors is currently set at six, and a board comprising six directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our six nominees named below. All of the nominees, other than Mr. Alston, currently serve as directors of Ixia and were previously elected by our shareholders at their annual meeting held in May 2011. Mr. Alston’s nomination for election as a director was recommended by the Nominating and Corporate Governance Committee of our Board and approved by our Board.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this proxy statement as possible and, in this event, the specific nominees to be voted for will be determined by the proxy holders. We do not expect that any of our six nominees will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our shareholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.

Nominees

The names of our nominees, and certain information about them as of March 20, 2012, are set forth below:

Name	Age	Position(s) with the Company	Director Since
Errol Ginsberg	56	Chairman of the Board and Chief Innovation Officer	1997
Victor Alston	40	Chief Operating Officer
Laurent Asscher	42	Director	2008
Jonathan Fram	55	Director	2005
Gail Hamilton	62	Director	2005
Jon F. Rager	72	Director	1997

Mr. Ginsberg served as the Company’s President from May 1997 until September 2007 and held the additional position of Chief Executive Officer from September 2000 until March 2008 when he assumed his current position as Chief Innovation Officer. Mr. Ginsberg has been a director since May 1997 and became Chairman of the Board in January 2008.

Mr. Alston joined the Company as Vice President, Application Development in August 2004. He became Vice President, Engineering in April 2006 and was appointed as an executive officer in that position in June 2006. Mr. Alston was appointed as Senior Vice President, Product Development in June 2007, and served in that position until he assumed his present position as Chief Operating Officer in March 2012. The Board has appointed Mr. Alston to succeed Atul Bhatnagar as the Company’s President and Chief Executive Officer, effective as of the date of the Annual Meeting.

Mr. Asscher has been a director since October 2008. Since February 2005, he has served as President and Chief Executive Officer of Airtek Capital Group, S.A., a private equity investment firm based in Brussels, Belgium. He currently serves on the boards of directors of several technology companies.

Mr. Fram has been a director of the Company since July 2005. In October 2010, Mr. Fram became Acting Chief Executive Officer of Nularis, a distributor of energy efficient lighting products.

From March 2006 until July 2010, Mr. Fram served as a Managing Partner of Maveron III LLC, a venture capital firm, and from August 2007 until July 2010, he served as a Managing Partner of Maveron IV LLC, a venture capital firm. Mr. Fram served as a member of the Board of Directors of Marchex, Inc. until June 2009.

Ms. Hamilton has been a director of the Company since July 2005. Ms. Hamilton also serves as a member of the Board of Directors of Arrow Electronics, Inc., Open Text Corporation and Westmoreland Coal Company. Ms. Hamilton served as a member of the Board of Directors of Washington Group International, Inc. until November 2007.

Mr. Rager has been a director of the Company since May 1997 and served as the Company’s Chief Financial Officer from June 1997 to March 2000. Mr. Rager currently serves on the boards of directors of several privately held technology companies and served as a director of Tekelec from 1986 until his retirement in 2007.

There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

The Board and the Nominating and Corporate Governance Committee believe that the background and experience of the Company’s Board members provide the Company with the perspectives and judgment needed to provide the necessary guidance and oversight of the Company’s business and strategies. The qualifications of the members of the Board include:

Errol Ginsberg

•

Executive, business and operational experience in technology companies, including as a founder, former President and Chief Executive Officer and current Chairman of the Board and Chief Innovation Officer of Ixia

•	Outside board experience as a director of several privately held technology companies

•	Substantial telecommunications industry knowledge

Victor Alston

•	Executive, business and operational experience in technology companies, including as an executive officer of the Company since June 2006 and Director of Engineering of SAG, AG

•	Substantial telecommunications industry knowledge

Laurent Asscher

•	Investor and shareholder in several public and privately held technology companies, including Ixia

•	Outside board experience as a director in several privately held and public technology companies

•	Executive, business and operational experience as President and Chief Executive Officer of Airtek Capital Group, S.A.

Jonathan Fram

•	Private equity experience as a former managing partner of a venture capital funds and as an investor in start-up companies

•	Outside board experience as a former director of Marchex, Inc.

•	Former President of Net2Phone

•	Financial experience as a former securities analyst

Gail Hamilton

•	Executive, business and operational experience as a former senior executive of Symantec Corporation

•	Outside board experience as a director of public and privately held companies

•	Audit committee and compensation committee experience, including as Chair of Ixia’s Compensation Committee

•	Strategic planning and business development experience at public technology companies

Jon F. Rager

•	Outside board experience as a former director of Tekelec (1986-2007) and as a current director of several privately held technology companies

•	Broad financial experience, including career as a certified public accountant

•	Audit committee and compensation committee experience, including as Chair of Ixia’s Audit Committee

•	Qualifies as an Audit Committee financial expert

Information Regarding our Board of Directors and its Committees

Our Board of Directors held a total of ten meetings during 2011 and acted six times by unanimous written consent. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and, until March 2011, had a Strategic Planning Committee. Each of these committees has a written charter approved by the Board of Directors, which sets forth the duties and responsibilities of the committee. A copy of each charter is available on our website at www.ixiacom.com.

The members of the committees currently are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Laurent Asscher		X
Atul Bhatnagar
Jonathan Fram	X	X	Chair
Errol Ginsberg
Gail Hamilton	X	Chair	X
Jon F. Rager	Chair		X

During 2011, each of our directors attended at least 75% of the total of all Board meetings and meetings of Committees of which he or she was a member.

We strongly encourage our Board members to attend our annual meetings of shareholders. All of our Board members attended our 2011 annual meeting.

Director Independence. Ixia’s directors meet the standards for director independence under listing standards established by The NASDAQ Stock Market LLC (“Nasdaq”) and under the rules of the Securities and Exchange Commission (“SEC” or “Commission”). An “independent director” means a person other than an executive officer or employee of Ixia, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For a director to be considered independent and among other criteria, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Ixia within the last three years.

The Board considered relationships, transactions and/or arrangements between the Company and each of our directors and director nominees in determining whether he or she was independent. The Board has affirmatively determined that each current member of the Board, other than Messrs. Ginsberg and Bhatnagar, is an independent director under applicable Nasdaq listing standards and SEC rules. Messrs. Ginsberg and Bhatnagar do not meet the independence standards because each is an executive officer and employee of Ixia. Mr. Alston also does not meet the independence standards because he is an executive officer and employee of Ixia.

The independent directors meet regularly in executive sessions without the presence of Messrs. Ginsberg and Bhatnagar or other members of Ixia’s management in connection with regularly scheduled Board meetings and from time to time as they deem necessary or appropriate.

Board Leadership Structure. We have separated the positions of Chairman of the Board and Chief Executive Officer. Errol Ginsberg serves as our Chairman of the Board in addition to serving as Chief Innovation Officer, while Atul Bhatnagar serves as the Company’s President and Chief Executive Officer. Our Chief Executive Officer is responsible for the leadership, performance and strategic direction of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over Board meetings. Our Board determined that it was appropriate for Mr. Ginsberg to serve as Chairman of the Board following his resignation as the Company’s Chief Executive Officer in order to facilitate close cooperation and collaboration between Messrs. Ginsberg and Bhatnagar and because Mr. Ginsberg’s knowledge and experience with the Company as a founder and former Chief Executive Officer would be valuable in his role as Chairman.

The Board’s Role in Risk Oversight. As described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”) in March 2012, we are subject to a number of significant risks. Management is responsible for the day-to-day assessment, monitoring and management of these risks, while the Board of Directors, as a whole and through its several committees, has responsibility for the oversight of risk management. Our Board of Directors and its committees work with our senior management to manage the various risks we face. As a part of its oversight role, our Board periodically reviews and discusses, both with and without management present, the assessment and management of the risks that our Company faces and the importance and integral nature of risk management to the Company’s business strategy.

To facilitate its oversight of our Company, our Board has delegated certain functions (including the oversight of risks related to these functions) to various Board committees. Our Audit Committee generally evaluates the risks related to our financial reporting process and oversees our general risk management processes. Our Compensation Committee evaluates the risks presented by our compensation programs and takes into account these risks when making compensation decisions. Our Nominating and Corporate Governance Committee evaluates whether our Board has the requisite core competencies to respond to the risks that we face. Following the dissolution of the Strategic Planning Committee in March 2011, our Board assumed the functions of that Committee and is responsible for evaluating the risks associated with strategic transactions, such as mergers and acquisitions, under consideration by the Company. The roles and responsibilities of these committees are discussed in more detail below. Although the Board has delegated certain functions to various committees, each of these committees periodically reports to and solicits input from the full Board regarding its activities.

Audit Committee. The Board has determined that each member of the Audit Committee is independent under current Nasdaq listing standards and SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate for purposes of the Nasdaq listing standards, and that Mr. Rager qualifies as an audit committee financial expert within the meaning of applicable SEC regulations. During 2011, the Audit Committee met 14 times.

The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:

•	the integrity of our financial statements,

•	the qualifications and independence of our independent registered public accounting firm,

•	the performance of our independent registered public accounting firm,

•	the integrity of our systems of internal accounting and financial controls, and

•	our compliance with legal and regulatory requirements.

The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing our independent registered public accounting firm. The Committee periodically meets privately, outside the presence of management, with our independent registered public accounting firm to discuss, among other matters, our internal accounting control policies and procedures. The Committee also reviews and approves in advance the services provided and fees charged by our independent registered public accounting firm.

As part of its oversight role with respect to our financial statements and the public disclosure of our financial results, our Audit Committee regularly reviews and discusses with our management the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, our quarterly earnings releases and the financial guidance we provide. Our Audit Committee also regularly meets in separate executive sessions with our Chief Executive Officer, our Chief Financial Officer, other members of our management team and key employees.

Compensation Committee. The Board has determined that each member of the Compensation Committee is independent under current Nasdaq listing standards. During 2011, the Compensation Committee met ten times and acted twice by unanimous written consent.

The Compensation Committee is responsible for overseeing and advising the Board with respect to our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. The Compensation Committee:

•	determines the compensation paid to our executive officers, including our President and Chief Executive Officer,

•	approves our executive officer and employee bonus plans,

•	administers our Amended and Restated 2008 Equity Incentive Plan, as amended, including determining the persons to whom equity awards are granted and the terms of those awards, and

•	recommends to the Board the cash and equity incentive compensation paid to non-employee directors for Board and committee service.

The Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the Committee in carrying out its duties and responsibilities. Since November 2009, the Compensation Committee has retained Frederic W. Cook Co., Inc. as an independent compensation consultant to render advisory services with respect to the Company’s executive officer compensation program, including executive compensation matters for 2011. See “Compensation Discussion and Analysis” below.

The Company’s Chief Executive Officer participates in decisions and discussions of the Board and in discussions of the Compensation Committee and makes recommendations to the Board and to the Committee with respect to compensation matters generally and the compensation of executive officers other than himself. See “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under current Nasdaq listing standards. The Nominating and Corporate Governance Committee met once during 2011. The Nominating and Corporate Governance Committee also from time to time met informally to review Board and committee composition and related matters.

The Nominating and Corporate Governance Committee is responsible for:

•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board,

•	advising the Board with respect to Board composition, procedures, committees and related matters, and

•	overseeing the review and evaluation of the Board’s performance.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants, but did not retain any such advisors or consultants during 2011.

The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings of shareholders. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our Company’s needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, including nominees recommended by the Company’s shareholders, the Nominating and Corporate Governance Committee considers factors that are in the best interests of our Company and our shareholders, including, among others:

•	the knowledge, experience, integrity and judgment of possible candidates for nomination as directors,

•	the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which we desire to have represented on the Board, and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.

The Nominating and Corporate Governance Committee believes that the Board should reflect a diversity of expertise, experiences, backgrounds and individuals. Our Board is composed of qualified individuals who possess a diverse mix of attributes and backgrounds that allows the Board to fulfill its responsibilities to the Company’s shareholders. Members of our Board and Mr. Alston have diverse educational and career backgrounds with broad experience in technology, finance, business and other areas of importance to the operations of the Company. We believe that our Board members and Mr. Alston have skills, experience and competencies that are relevant to our business, and that they are willing to devote the time and effort necessary to be effective directors.

If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ixia, 26601 West Agoura Road, Calabasas, California 91302:

•	name of the candidate and a summary of the candidate’s background and qualifications,

•	contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected, and

•	a signed statement in which you give your current status as an Ixia shareholder and in which you indicate the number of shares of Ixia Common Stock that you beneficially own.

The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and Ixia’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting of shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Strategic Planning Committee. In March 2011, the Board dissolved and disbanded the Strategic Planning Committee and assumed the responsibilities of that Committee. Although the Strategic Planning Committee did not meet formally during 2011 prior to its dissolution, the Board as a whole during several of their regular meetings reviewed and discussed potential strategic initiatives then under consideration by the Company.

Compensation of Directors

The following table shows compensation information for Ixia’s non-employee directors for 2011:

Director Compensation for 2011

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Laurent Asscher	$52,250	$60,005	$58,911	$171,166
Jonathan Fram	68,500	60,005	58,911	187,416
Gail Hamilton	76,250	60,005	58,911	195,166
Jon F. Rager	76,125	60,005	58,911	195,041

(1)

Only non-employee members of the Board are eligible to receive compensation for serving on the Board. Because Messrs. Ginsberg and Bhatnagar served concurrently as executive officers of the Company and members of the Board in 2011, they did not receive any additional compensation as members of the Board. Information concerning the compensation paid to Messrs. Ginsberg and Bhatnagar as executive officers is set forth in the “Summary Compensation Table” below.

(2)

Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 of the restricted stock units and the nonstatutory stock options granted to such directors upon their re-election to the Board at the 2011 annual shareholders meeting and are not necessarily indicative of the compensation that our directors will actually realize. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market (i.e., $16.07 per share). The grant date fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of our options are set forth in Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 5, 2012. As of December 31, 2011, each of our then serving non-employee directors held RSUs covering 1,867 shares and nonstatutory stock options to purchase 5,000 shares.

The table below sets forth the amounts we paid to our non-employee directors as quarterly retainers and meeting attendance fees in the first quarter of 2011.

Non-Employee Director Retainer and Meeting Attendance Fees for 2011 First Quarter

Retainers and Fees	Board of Directors		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Quarterly Retainer (non-Chair)	$8,750		$2,500	$2,250	$1,250	$1,250
Quarterly Retainer (Chair)	N/A	*	5,000	3,000	1,750	N/A	*
Meeting Attendance Fees	2,000		1,500	1,000	1,000	1,000

*	Mr. Ginsberg currently serves as Chairman of the Board and served as Chair of the Strategic Planning Committee until its dissolution in March 2011, but did not receive any retainer or meeting attendance fees because he is also an officer and employee of the Company.

Effective April 1, 2011, the Board made certain adjustments to the compensation payable to non-employee directors. The changes included the elimination of attendance fees for meetings of the Board, Audit Committee and Compensation Committee and the quarterly retainer for the Nominating and Corporate Governance Committee. The table below sets forth the amounts that were paid to non-employee directors commencing April 1, 2011 and that we currently pay to our non-employee directors as quarterly retainers and meeting attendance fees.

Non-Employee Director Retainer and Meeting Attendance Fees Effective April 1, 2011

Retainers and Fees	Board of Directors		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Quarterly Retainer (non-Chair)	$8,750		$2,500	$2,250	$0
Quarterly Retainer (Chair)	N/A	*	5,875	4,750	0
Meeting Attendance Fees	0		0	0	1,500

*	Mr. Ginsberg currently serves as Chairman of the Board, but does not receive any retainer or other compensation as Chairman of the Board because he is also an officer and employee of the Company.

No fees are payable to Committee members for attending a Committee meeting that is held on the same day as a Board meeting except in the case of meetings of the Nominating and Corporate Governance Committee held after March 31, 2011 because members of such Committee are not paid a retainer.

The total amount of cash compensation paid to all non-employee directors for 2011 was $273,125. We also reimburse all directors for reasonable expenses incurred in connection with attending Board and Committee meetings.

Commencing in 2010, our non-employee directors became eligible to be awarded equity incentives under our Amended and Restated 2008 Equity Incentive Plan, as amended. Following the 2011 Annual Meeting, the Board awarded each non-employee director 3,734 restricted stock units and 10,000 nonstatutory stock options. The restricted stock units vest and the shares covered thereby are automatically issued in four equal quarterly installments over one year as long as the director remains a member of the Board. The nonstatutory stock options have an exercise price per share of $16.07, vest and become exercisable in four equal quarterly installments as long as the director remains a member of the Board, and have a term of seven years. The Board will consider and is expected to approve the award of additional equity incentives to its non-employee directors at the Board meeting following the Annual Meeting.

Stock Ownership Guidelines

In March 2011, the Board adopted stock ownership guidelines to more closely align the interests of our directors with those of our shareholders. The guidelines require each non-employee director to acquire and hold shares of Ixia Common Stock having a value not less than five times the value of his or her annual Board retainer (i.e., five times $35,000, or $175,000). The Company does not currently have any equity ownership requirements for its executive officers or its employee directors. As of March 1, 2012, all of our directors, including both our non-employee directors and employee directors, met the stock ownership guidelines. There is no requirement that a director, officer or any employee hold any shares acquired upon the exercise of a stock option or issued upon the vesting of an RSU for any specified period of time following such exercise or vesting.

Shareholder Communications with the Board of Directors

We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its Committees or one or more of its individual directors, may do so by sending a letter addressed to the Ixia Board of Directors, the particular Committee or the individual director(s), c/o Corporate Secretary, Ixia, 26601 West Agoura Road, Calabasas, California 91302. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the Committee or the individual Board member(s) specifically addressed in the communication.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

All members of the Audit Committee are independent directors under current Nasdaq listing standards and SEC rules and meet applicable financial experience requirements. The duties, responsibilities and operation of the Audit Committee are governed by a charter, a copy of which is available on our website at www.ixiacom.com.

The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Our management has the primary responsibility for Ixia’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of our internal control over financial reporting. Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements and financial reporting and control processes and procedures, including our system of internal control over financial reporting and our disclosure controls and procedures. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. In addition, PricewaterhouseCoopers LLP is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of our oversight function, we have reviewed and discussed the Company’s audited consolidated financial statements with our management and PricewaterhouseCoopers LLP. We discussed with our management and with PricewaterhouseCoopers LLP their judgments as to both the quality and the acceptability of our accounting principles, the reasonableness of significant judgments reflected in the consolidated financial statements and the clarity of the disclosures in such financial statements. During 2011, we continued to monitor the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of our internal control over financial reporting. As part of our oversight responsibilities, we met periodically with PricewaterhouseCoopers LLP, separately and with management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the quality of its financial reporting process.

We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have also discussed with PricewaterhouseCoopers LLP the other matters that are required to be discussed by an independent registered public accounting firm with an audit committee under the standards of the Public Company Accounting Oversight Board. We have also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PricewaterhouseCoopers LLP with the Audit Committee concerning independence, and we have discussed with PricewaterhouseCoopers LLP its independence from Ixia.

Our management and PricewaterhouseCoopers LLP have more resources and time, and more detailed knowledge and information regarding our accounting, auditing, internal controls and financial reporting practices, than we do. We rely without independent verification on the information provided to us and on the representations made by our management and by PricewaterhouseCoopers LLP. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in conformity with generally accepted accounting principles, or that PricewaterhouseCoopers LLP is in fact “independent.”

Based upon the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our Charter, we recommended to the Board of Directors that Ixia’s audited consolidated financial statements be included in Ixia’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC in March 2012.

AUDIT COMMITTEE

Jon F. Rager, Chairman
Jonathan Fram
Gail Hamilton

COMMON STOCK OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table summarizes information regarding beneficial ownership of our Common Stock as of March 1, 2012 by: (a) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (b) each of our directors, (c) each of the executive officers named in the Summary Compensation Table below, and (d) all of our current executive officers and directors as a group. Unless otherwise indicated below, each beneficial owner named in the table may be reached c/o Ixia, 26601 West Agoura Road, Calabasas, California 91302.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Laurent Asscher	13,138,967	(2)	18.6%

Addington Hills Ltd. Bayside Executive Park, Building No. 1 West Bay Street, P.O. Box N-4837 Nassau, Bahamas C5	9,533,541	(3)	13.5

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	6,838,220	(4)	9.7

Errol Ginsberg	5,293,567	(5)	7.4

Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	3,939,000	(6)	5.6

Atul Bhatnagar	793,497	(7)	1.1

Jon F. Rager	271,300	(8)	*

Alan Grahame	184,657	(9)	*

Thomas B. Miller	183,118	(10)	*

Victor Alston	130,686	(11)	*

Jonathan Fram	31,300	(12)	*

Gail Hamilton	28,800	(13)	*

Executive officers and directors as a group (13 persons)	21,355,264	(14)	29.4

*	Less than one percent.
(1)

Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

Based on an Amendment No. 1 to Schedule 13D filed on April 12, 2011, wherein Katelia Capital Group Ltd. (“Katelia Capital”), as the record owner of the shares, The Katelia Trust, as the beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustees of The Katelia Trust, and Laurent Asscher, as an advisor to Katelia Capital, reported that, as of April 7, 2011, they shared voting and dispositive power as to 13,108,000 of such shares. Also includes 23,467 shares owned by Mr. Asscher as to which he has sole voting and dispositive power and 7,500 shares subject to options held by Mr. Asscher which vest within 60 days after March 1, 2012. Mr. Asscher is a director of the Company. The address of Katelia Capital is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(footnotes continue on next page)

(3)

Based on (i) an Amendment No. 2 to Schedule 13G filed on February 10, 2012, wherein Addington Hills Ltd. (“Addington”), as the record owner of the shares, The Tango Trust (“Tango”), as the beneficial owner of the equity interest in Addington, and Rhone Trustees (Bahamas) Ltd. (the “Trustee”), as trustees of The Tango Trust, reported that as of December 31, 2011, they shared voting and dispositive power as to 9,752,894 shares and (ii) a review of multiple Statements of Changes in Beneficial Ownership on Form 4 (the “Form 4s”) filed after December 31, 2011. Based on a Form 4 filed on January 31, 2012, Addington, Tango and The Trustee reported ownership of 9,533,541 shares as of such date.

(4)

Based on an Amendment No. 3 to Schedule 13G filed on February 10, 2012 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), wherein T. Rowe Price reported that, as of December 31, 2011, it had sole voting power as to 1,328,920 of such shares and sole dispositive power as to 6,838,220 of such shares. These shares are owned by various individual and institutional investors for whom T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price is deemed to be a beneficial owner of such shares; however, T. Rowe Price expressly disclaims that it is the beneficial owner of such shares.

(5)

Includes 4,827,986 shares held by the Errol Ginsberg and Annette R. Michelson Family Trust, of which Mr. Ginsberg and Annette R. Michelson (Mr. Ginsberg’s spouse) are trustees and as to which shares they share voting and investment power. Also includes 366,624 shares subject to options held by Mr. Ginsberg which are exercisable or become exercisable within 60 days after March 1, 2012.

(6)

Based on a Schedule 13G filed on February 10, 2012 by Columbia Wanger Asset Management, LLC (“Columbia Wanger”) wherein Columbia Wanger reported that, as of December 31, 2011, it had sole voting power as to 3,445,000 of such shares and sole dispositive power as to 3,939,000 shares.

(7)	Includes 742,649 shares subject to options held by Mr. Bhatnagar which are exercisable or become exercisable within 60 days after March 1, 2012.
(8)

Includes 263,800 shares held by the Rager Family Trust, of which Mr. Rager and his wife are trustees and as to which shares they share voting and investment power. Also includes 7,500 shares subject to options held by Mr. Rager which vest within 60 days after March 1, 2012.

(9)	Includes 166,598 shares subject to options held by Mr. Grahame which are exercisable or become exercisable within 60 days after March 1, 2012.
(10)	Includes 75,348 shares subject to options held by Mr. Miller which are exercisable or become exercisable within 60 days after March 1, 2012.
(11)	Includes 83,000 shares subject to options held by Mr. Alston which are exercisable or become exercisable within 60 days after March 1, 2012.
(12)	Includes 7,500 shares subject to options held by Mr. Fram which are exercisable or become exercisable within 60 days after March 1, 2012.
(13)	Includes 7,500 shares subject to options held by Ms. Hamilton which are exercisable or become exercisable within 60 days after March 1, 2012.
(14)	Includes 2,052,112 shares subject to options held by current executive officers and directors as a group, which options are exercisable or become exercisable within 60 days after March 1, 2012.

EXECUTIVE OFFICERS

Our executive officers and certain information about them as of March 20, 2012 are described below:

Name	Age	Position(s)
Errol Ginsberg	56	Chairman of the Board and Chief Innovation Officer
Atul Bhatnagar	54	President, Chief Executive Officer and a Director
Thomas B. Miller	56	Chief Financial Officer
Victor Alston	40	Chief Operating Officer
Ronald W. Buckly	60	Senior Vice President, Corporate Affairs and General Counsel
Alan Grahame	59	Senior Vice President, Worldwide Sales
Walker H. Colston, II	51	Vice President, Global Customer Delight
Raymond de Graaf	45	Vice President, Operations
Christopher L. Williams	51	Vice President, Human Resources

The Board appoints our executive officers, who then serve at the discretion of the Board. For information concerning Messrs. Ginsberg and Alston, see “Election of Directors - Nominees” above.

Mr. Bhatnagar joined the Company as President and Chief Operating Officer and as a director in September 2007 and became President and Chief Executive Officer in March 2008. From July 2006 until August 2007, Mr. Bhatnagar served as Vice President, Products of Divatas Networks, a developer of enterprise network solutions that provide voice and data mobility over disparate networks. Mr. Bhatnagar and the Company have mutually agreed that Mr. Bhatnagar will resign as President and Chief Executive Officer of the Company effective as of the date of the Annual Meeting and will not stand for reelection to the Board at the Annual Meeting.

Mr. Miller has served as Chief Financial Officer of the Company since March 2000.

Mr. Buckly joined the Company as Senior Vice President, Corporate Affairs and General Counsel in April 2007. He has also served as the Company’s Corporate Secretary since its formation in May 1997.

Mr. Grahame joined the Company as Senior Vice President, Worldwide Sales in November 2007. From November 1999 until joining the Company, Mr. Grahame held a number of senior sales positions at Agilent Technologies, where he most recently served as Worldwide Vice President for Customer Operations for Agilent’s Operational Support Systems Group and was responsible for that group’s worldwide sales, services and support.

Mr. Colston joined the Company as Senior Director, Engineering Operations in June 2003. He served as Vice President, Engineering Operations from June 2004 until November 2010 and was appointed an executive officer in that position in June 2006. In November 2010, he assumed his present position as Vice President, Global Customer Delight.

Mr. de Graaf joined the Company as Vice President, Operations in January 2008. From June 2004 until joining the Company, Mr. de Graaf served as Vice President and General Manager of Precision Communications, a vendor of telecommunications network products and services.

Mr. Williams joined the Company as Vice President, Human Resources in August 2008. From March 2007 until joining the Company, Mr. Williams served as Vice President, Human Capital of Helio, LLC, a wireless telecommunications carrier.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles and objectives of our executive compensation program and contains a discussion and analysis of the compensation, both cash and equity, paid to our executive officers, including the compensation paid to our five most highly paid executive officers (the “named executive officers”) identified in the Summary Compensation Table at page 37 of this proxy statement. For 2011, our named executive officers were Atul Bhatnagar, President and Chief Executive Officer; Thomas Miller, Chief Financial Officer; Errol Ginsberg, Chief Innovation Officer; Victor Alston, Chief Operating Officer and former Senior Vice President, Product Development; and Alan Grahame, Senior Vice President, Worldwide Sales.

Fiscal 2011 Highlights

Ixia delivered a solid financial performance in 2011 with strong revenue growth and profitability in spite of an uncertain global economic and political environment and a sluggish United States economic recovery. In 2011, Ixia successfully executed its strategy of growing its core business, leveraging its acquisitions (including its acquisition of VeriWave, Inc. in July 2011) and expanding its global operations, while maintaining discipline over its operating expenses.

Ixia’s fiscal 2011 revenue grew to a record $308.4 million, an increase of 11% over fiscal 2010 revenue of $276.8 million. On a GAAP basis, the Company experienced significant improvement in operating income and recorded net income for fiscal 2011 of $23.8 million, or $0.33 per diluted share, compared with fiscal 2010 net income of $11.2 million, or $0.17 per diluted share. The Company generated $61.3 million in cash flows from operations in 2011 and ended the year with approximately $385 million in cash and investments compared with $339 million at 2010 fiscal year end.

On March 19, 2012, the Company announced that Atul Bhatnagar would be leaving the Company as its President and Chief Executive Officer effective May 10, 2012 (i.e., the date of the Annual Meeting) and would not stand for reelection to the Board at the Annual Meeting. The Company also announced concurrently that Victor Alston was appointed as Chief Operating Officer and would stand for election to the Board of Directors (the “Board”) at the Annual Meeting. In addition, the Board appointed Mr. Alston as President and Chief Executive Officer to succeed Mr. Bhatnagar following Mr. Bhatnagar’s departure from the Company in May.

Overview

Our Board has delegated to our Compensation Committee (“Committee”) the responsibility for determining, administering and overseeing the compensation program for our executive officers, including our compensation and benefit plans and practices. Under our Compensation Committee Charter, the Committee is responsible for approving the base salaries, bonus opportunities and other terms of each executive officer’s employment with the Company, approving and administering cash bonus plans, recommending to our Board the terms of our equity-based incentive plans and severance plans, and administering our equity incentive plans and approving the equity incentive grants thereunder to our executive officers and other employees. The Committee periodically reports to our Board on executive officer compensation matters, and Board members and executive officers, including our President and Chief Executive Officer and other officers when appropriate, are invited from time to time to attend Committee meetings.

The members of our Compensation Committee currently are Ms. Hamilton (Chair), and Messrs. Asscher and Fram, all of whom qualify as independent directors under the listing standards of The NASDAQ Stock Market LLC and satisfy applicable standards of independence under federal securities and tax laws. Our Compensation Committee meets quarterly on a regular basis and also meets bi-monthly (typically on the first Thursday of every other calendar month), to perform its duties and from time to time as needed.

Although Atul Bhatnagar is our President and Chief Executive Officer and also serves as a member of our Board, he does not participate in discussions or decisions of our Board or of the Committee regarding the setting of his salary or other compensation, the award of any bonus or the grant of any equity incentives to him or other compensation matters that may directly affect him. As a director and the Chief Executive Officer of Ixia, Mr. Bhatnagar participates in decisions and discussions of the Board and in discussions of the Committee and makes recommendations to the Board and to the Committee with respect to compensation matters generally and the compensation of executive officers other than himself.

The philosophy and principal objectives of our executive officer compensation program are to:

•	provide competitive compensation to ensure our success in attracting, motivating and retaining highly qualified, experienced individuals to manage and lead our Company,

•	link our executives’ short-term cash incentives to the achievement of measurable Company financial performance goals and Company and individual objectives,

•	link our executives’ long-term incentives to our stock price performance and to the achievement of measurable Company financial performance goals,

•	align our executives’ interests with the long-term interests of our shareholders,

•	reward our executives for creating shareholder value, including by improving our stock price performance, and

•	support Ixia’s core values.

In carrying out its duties and responsibilities, the Committee has the authority in its discretion and at the Company’s expense to retain independent compensation consultants and outside advisors to assist the Committee.

In November 2009, the Compensation Committee retained Frederic W. Cook Co., Inc. (“FWC”) as an independent compensation consultant to render advisory services to the Committee with respect to the Company’s executive officer compensation program. Specifically, the Committee retained FWC to conduct an independent review and assessment of the Company’s executive officer compensation program, to advise the Committee regarding the competitiveness of our executive officer compensation program, to provide industry and peer group compensation information for executive officers and to advise the Committee with respect to executive compensation practices, trends, regulatory matters and external market factors. FWC assisted the Committee in evaluating and structuring compensation packages for the Company’s executive officers, in providing information concerning competitive compensation levels and mix (for example, the proportion of salary, bonus and equity compensation included in an officer’s total compensation package) and in setting compensation levels for our executive officers in 2011. The Compensation Committee and the Board have also consulted with FWC in connection with the design of our 2011 Executive Officer Bonus Plan which was adopted in March 2011, and in connection with the grant of equity incentives to our named executive officers in February 2011. No member of the Board or any named executive officer has an affiliation with FWC, and FWC does not provide any services directly to the Company or its management.

Although the Committee considers the advice of our independent compensation consultants to be an important factor in the review and determination of executive compensation and in the review and establishment of executive compensation programs and plans, the Committee is not bound by and may not always accept the recommendations of our independent consultants.

In determining the appropriate levels of compensation with respect to each component of our compensation program for 2011, our Committee considered executive compensation survey information (e.g., the Radford Global Technology Survey (January 2011) which included compensation information for companies in the network products/services and telecommunications sectors with annual revenues comparable to Ixia’s) and also considered and compared aspects of our executive compensation program to the executive compensation practices and programs of members of the applicable peer group. The use of surveys and peer group information helps the Committee evaluate the competitive positioning of our compensation arrangements for our named executive officers, assists the Committee in establishing certain compensation targets and helps to serve as a point of reference in structuring our officer compensation packages. For purposes of our 2011 compensation program, our peer group comprised 17 companies in the high technology industry (i.e., U.S.-based networking, software and communications equipment companies) with comparable revenues and/or market capitalization and includes many companies with which Ixia competes for executive talent. For 2011, our Committee selected the following companies to comprise our peer group:

Acme Packet	Emulex	Oplink Communications
ADTRAN	F5 Networks	Riverbed Technology
Aruba Networks	Harmonic	Shore Tel
Blue Coat Systems	Interdigital	Sonus Networks
Cohu	JDS Uniphase	Tekelec
Digi International	NetScout Systems

We typically review our peer group companies annually and from time to time add or delete members of our peer group to take into account changes in revenues, operating income and market capitalization of our peer group companies and Ixia and other relevant factors. For 2012, we reviewed the companies comprising our peer group and decided to remove Acme, F5 Networks, JDS Uniphase and Riverbed Technology based primarily on their then substantially larger market capitalizations as compared to Ixia’s, and we deleted Tekelec because it ceased to be a public company. For 2012, we also added Calix, Infinera, Opnet Technologies, Powerwave Technologies, and Quest Software to our peer group principally because we considered their market capitalizations and other relevant financial metrics to be more in line with Ixia’s market capitalization and financial metrics (e.g., revenues and/or operating income) and found these new peer group companies on balance to be more comparable to Ixia.

Although we do not believe that it is appropriate to establish compensation levels based solely on peer group or survey comparisons, we do believe that peer group data and compensation survey information are among the many relevant factors we should consider in determining the competitiveness and reasonableness of the elements of our executive compensation program. We recognize that our executive compensation program must compare favorably with the compensation programs of those companies with which we compete for employees. The Committee reviews and considers this information when making decisions regarding executive compensation. We believe that the nature of the Company’s business and the environment in which it operates require us to retain flexibility in setting compensation based on a consideration of all facts and circumstances relating to our business and each executive officer.

For each named executive officer, our goal is to fairly compensate the officer with a guaranteed base salary and then to accomplish motivational and retention objectives with annual bonus opportunities and meaningful long-term equity incentive compensation. Therefore, we draw a distinction between the potential compensation opportunity for achieving performance-based goals and the actual compensation delivered based on performance.

As a guiding principle, our Compensation Committee believes that the executive officers should be compensated for performance (i.e., a substantial portion of their cash and equity compensation should be at risk, performance-based compensation linked to the achievement of measurable Company and individual objectives). Our Compensation Committee also believes that a mix of cash and equity incentive compensation is appropriate to reward and incent our executive officers for near-term financial performance, to support the business goals of the Company and to increase shareholder value in the longer term. As an executive officer’s level of responsibilities increases, generally the proportion of at risk, performance-based compensation as a percentage of total direct compensation will also increase.

In determining and recommending compensation for our executive officers, including our named executive officers, and in addition to peer group and compensation survey information, our Committee considers an executive officer’s individual responsibilities and performance, how those responsibilities compare to those of our other executive officers and whether, based on responsibilities and performance, there is internal relative pay equity among our executive officers.

For 2011, our Compensation Committee sought as a general rule to position the total annual compensation (consisting of annual base salary, target bonus opportunity and the value of time-vested equity incentives, but excluding the value of performance-based stock options) for the Company’s executive officers, including our named executive officers (other than Mr. Bhatnagar, the President and Chief Executive Officer), at or slightly above the median of such compensation payable to executive officers at comparable companies according to survey and peer group information. Although Mr. Bhatnagar was the Company’s highest paid executive officer for 2011, he was positioned below the median primarily as a result of his prior limited experience as a chief executive officer of a public company. In addition, our executive officers were provided with an opportunity to earn total annual direct compensation (consisting of annual base salary, target bonus opportunity and the value of both time-vested and performance-based equity incentives) at approximately the 75th percentile if all of their performance-based stock options awarded in February 2011 are earned. The Chief Executive Officer’s total potential annual direct compensation (including his performance-based equity incentives) was positioned between the median and the 75th percentile.

Our Committee periodically meets with our Chief Executive Officer and other members of management to discuss and obtain recommendations with respect to our Company’s compensation practices and programs for our executive officers and employees, but the Committee does not discuss with our Chief Executive Officer matters involving or affecting his own compensation. Although our management may make recommendations and proposals to the Committee for its consideration regarding the base salaries, short-term incentives, long-term equity incentives, severance benefits and other benefits for our executives, neither the Board nor the Committee is bound by or always accepts management’s recommendations and proposals. The Compensation Committee from time to time also seeks the advice of our independent compensation consultants regarding certain management compensation-related proposals and periodically meets in executive session without members of management present.

The principal components of our executive compensation program continue to be:

•	base salary,

•	short-term or annual incentives in the form of cash bonuses,

•	long-term equity incentives in the form of stock options and/or restricted stock units,

•	severance and change-in-control benefits, and

•	other benefits, such as health and disability insurance, 401(k) Plan and life insurance.

Our executive compensation program incorporates these components because our Committee considers the combination of these components to be necessary and effective in order to provide a fair and competitive total compensation package to our executive officers and to meet the other principal objectives of our executive compensation program.

Our Committee also believes that a substantial portion of an executive officer’s annual compensation should be “at risk” in order to motivate executive officers to attain Committee-approved goals and create shareholder value. Thus, a substantial portion of each executive officer’s annual compensation (i.e., annual bonuses and at least 50% of the number of long-term equity incentives) is variable and dependent upon the achievement of pre-established financial goals and individual performance objectives and the Company’s stock price performance.

Shareholder 2011 Advisory Votes on Executive Compensation

At our previous annual meeting of shareholders in May 2011, we held a non-binding advisory shareholder vote on the compensation of our named executive officers (commonly referred to as a say-on-pay vote). At that meeting, a substantial majority of our shareholders (i.e., holders of approximately 91% of the shares issued and outstanding as of the record date for such meeting) approved the executive officer compensation programs described in our proxy statement for the 2011 annual meeting. The Compensation Committee views this result as an affirmation of the Committee’s approach to executive compensation and decided that it was not necessary to implement changes to our compensation programs as a result of the shareholder advisory vote.

Based on the voting results at the 2011 annual meeting with respect to the frequency of shareholder votes on executive compensation, the Board decided that Ixia would hold an advisory vote on the compensation program for named executive officers at each annual meeting of shareholders. Shareholder votes on the frequency of shareholder votes on executive compensation are required to be held at least once every six years so we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

Risk Assessment

Our Compensation Committee periodically reviews our compensation policies, practices and programs to help ensure that they do not encourage excessive risk taking by our executive officers and employees. In structuring the executive officers’ compensation program for 2011, the Compensation Committee, with the assistance of FWC, assessed the risks arising from the Company’s compensation program and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. We believe that excessive risk taking by our executive officers and employees is not encouraged by the Company’s compensation programs for the following reasons:

•

Our incentive plans are market-driven and appropriately balance between short-term and long-term performance and cash and equity compensation, with a meaningful percentage focused on long-term equity compensation.

•

Our incentive programs pay for performance against financial targets that include a profit metric and are set to be challenging yet achievable in order to motivate a high degree of business performance over one to two years.

•

The Company Bonuses (see “Cash Bonuses” below) provided for in our 2011 Executive Officer Bonus Plan were set at competitive levels and were based on the Company’s achievement of certain financial performance goals, and the maximum Company Bonuses payable under such Plan were capped at 81% to 135% of a named executive officer’s annual base salary. The Compensation Committee approved the financial goals, and the Plan balanced its focus between top-line revenue growth and bottom-line operating income. The Company has implemented internal controls, oversight and other safeguards that help detect and discourage behavior involving excessive risk taking by its executive officers and other employees. To reinforce our commitment to ethical conduct and discourage excessive risk taking, Ixia’s 2011 Executive Officer Bonus Plan includes a “clawback” provision which states that the Compensation Committee has the absolute right not to pay, to delay the payment of or to recover all or a portion of any bonus awarded to an officer under such plan if the Company’s 2011 financial statements are restated.

•

2011 long-term equity incentive compensation consisted of a mix of “time-based” and “performance-based” nonstatutory stock options (“NSOs”). To the extent performance-based NSOs are earned and become eligible for vesting, 50% of such performance-based NSOs will vest in the first quarter of 2013, and 50% of such NSOs will vest in eight equal quarterly installments with the first of such installments vesting on March 31, 2013 and one additional installment vesting at the end of each calendar quarter thereafter as long as an optionee remains an employee of the Company. These NSOs only become eligible for vesting if the Company achieves above a pre-set two-year combined financial performance target for the period comprising the Company’s fiscal 2011 and 2012 years, thus serving both a retention and a longer term performance function and increasing the emphasis on longer term price growth. These performance-based and time-based stock options have exercise prices equal to the closing sales price on the date of grant and therefore only have value if our share price increases, thus aligning our executive officers’ interests with the interests of our shareholders.

•

Ixia’s long-term incentive performance-based NSOs awarded in 2011 include a “clawback” provision which states that if the Company restates its financial statements for any reason for the two fiscal years 2011-2012, then all unearned and/or unvested options will be automatically cancelled and forfeited for no value.

The market for talented, qualified and experienced executives is intensely competitive. We seek to hire only highly qualified executives to manage our Company. Our philosophy is to pay for performance and to provide a total compensation program to our executive officers that is attractive and competitive overall with the compensation programs offered to executives at the companies with whom we compete for executive talent. We believe that the elements of our executive compensation program are in the aggregate generally competitive with the overall compensation programs of those companies with whom we compete for executive talent and that our executive compensation is structured and adjusted appropriately to take into account the Company’s operating and stock price performance.

Base Salaries

Our Committee is responsible for setting and approving base salaries for all executive officers, including our named executive officers. We view base salaries as an opportunity for executive officers to earn a portion of their cash compensation for the services they perform that is not subject to the risk of the Company’s financial performance.

In determining base salaries (including any subsequent adjustments thereto), our Committee reviews each executive officer’s base salary and considers base salary and other compensation information that is available from compensation surveys and various other sources for various high technology companies with whom we compete for executive talent, including companies in the network communications test systems industry and in our peer group. The Committee also takes into account each officer’s position, scope of responsibilities, experience, qualifications, skills and individual contributions and performance, the other components of an officer’s compensation package (e.g., bonus opportunity and equity incentives), our need to hire or retain a specific individual, internal relative pay equity, competitive conditions, our financial results and condition, and our growth in revenues and earnings. In addition, the Committee considers compensation data that is publicly available for companies in our peer group and in the Radford Executive Survey for high technology companies.

Due to the highly competitive nature of the market for executive talent and consistent with our compensation philosophy, we generally position our executive officer base salaries at approximately the median of base salaries payable to executive officers at comparable companies according to survey and peer group information, although within our judgment and discretion, we may also consider other relevant information. In addition, the Committee annually reviews and adjusts, as it deems appropriate, the base salaries of our executive officers in order to align salaries at or about median market levels.

2011 Base Salaries. In March 2011, based on a review of each executive officer’s 2010 annual base salary and competitive market conditions, among other factors, effective April 1, 2011, our Compensation Committee adjusted the base salaries payable to the Company’s named executive officers from their 2010 base salary levels, as follows:

Named Executive Officer	2010 Base Salary	2011 Base Salary	% Increase of 2011 Base Salary over 2010 Base Salary
Atul Bhatnagar	$410,000	$460,000	12.2%
Thomas B. Miller	275,500	290,000	5.3
Errol Ginsberg	378,000	390,000	3.2
Victor Alston	290,000	310,000	6.9
Alan Grahame	285,000	300,000	5.3

The Compensation Committee believes the 2011 adjustments to the base salaries for our named executive officers (other than Mr. Bhatnagar) were generally consistent with the Company’s philosophy that base salaries of the named executives should be at approximately the median market levels targeted by the Committee, while also taking into consideration additional factors, including internal relative pay equity and each officer’s position, tenure with the Company, historical compensation, responsibilities and job performance. For 2011, Mr. Bhatnagar received a base salary increase of $50,000 (i.e., a 12.2% over his 2010 base salary), in recognition of his contributions to the Company and in order to bring his salary closer to the median base salaries of the chief executive officers of Ixia’s peer group. Notwithstanding this relatively large increase, Mr. Bhatnagar’s 2011 base salary remained below the median primarily as a result of his limited prior experience as a chief executive officer of a public company.

Cash Bonuses

Our Compensation Committee believes that a significant portion of each executive officer’s annual cash compensation should be variable and paid in the form of cash bonuses that are directly tied to and reward the achievement of the Company’s financial performance goals and an executive officer’s achievement of his individual objectives. The Committee believes that the payment of cash bonuses based in substantial part on the Company’s achievement of financial performance objectives, specifically revenue and adjusted operating income goals, promotes the profitable growth of the Company, contributes to the Company’s short-term financial performance and creates shareholder value. An officer’s bonus opportunity varies based on the officer’s position and responsibilities. Generally, the higher the position and the level of responsibility that an executive officer has, the greater the percentage of that officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses.

2011 Executive Officer Bonus Plan. In March 2011, our Committee approved our 2011 Executive Officer Bonus Plan (the “2011 Bonus Plan”) under which our executive officers were eligible to earn cash bonuses based on their individual target bonus opportunities (established as a percentage of an officer’s base salary, which is 100% in the case of Mr. Bhatnagar, 70% in the case of Mr. Ginsberg, and 60% in the case of all other executive officers eligible to participate in the 2011 Bonus Plan). Each executive officer was eligible to earn both a Company bonus and an individual bonus. The Company bonus was based on the degree to which the Company achieved annual revenue and adjusted operating income goals for 2011 which were approved by our Committee (a “Company Bonus”), while the individual bonus was based on the degree to which an executive officer achieved certain individual objectives assigned to him for 2011 and approved by our Committee (an “Individual Bonus”). For purposes of the Company Bonus, the financial performance goals for 2011 reflected a significant increase over the Company’s financial results in 2010. The individual officers’ bonus opportunities reflect our philosophy and goal to set the target total cash compensation for the named executive officers generally at or slightly above the median of total cash compensation of the named executive officers of our peer group companies, but only when Ixia’s annual financial performance goals (i.e., annual revenue and adjusted operating income goals) under the 2011 Bonus Plan were achieved. The bonus opportunity percentages also reflect the Committee’s belief that a higher percentage of the Chief Executive Officer’s and Chief Innovation Officer’s target cash compensation should consist of incentive compensation rather than fixed salary.

Under our 2011 Bonus Plan, for each executive officer, 75% of his 2011 total target bonus opportunity was based on the Company’s 2011 financial performance (i.e., the Company Bonus), and 25% of his 2011 total target bonus opportunity was based on the officer’s achievement of individual objectives (i.e., the Individual Bonus). The 75%/25% apportionment of the total target bonus opportunity between the achievement of Company financial performance goals and an officer’s individual objectives reflects the Committee’s desire to align our cash incentive compensation primarily with the overall annual operating performance of the Company which we believe will ultimately contribute to value creation for our shareholders.

Under the terms of our 2011 Bonus Plan, each of our named executive officers was eligible to earn a Company Bonus equal to a percentage of his base salary, with the percentage depending on the officer’s title and the Company’s financial performance as measured by the degree to which the Company achieved the pre-set revenue and adjusted operating income goals for 2011. The Committee believes that the creation of shareholder value is supported by growth in revenue and operating income and that the incentives to operate the business efficiently and profitably should be a focus of and within the control of the Company’s management team.

If the Company achieved 100% of its target revenue and operating income goals, then Messrs. Bhatnagar, Miller, Ginsberg, Alston and Grahame were eligible for a Company Bonus equal to 75%, 45%, 52.5%, 45% and 45%, respectively, of their annual base salaries (these percentages are referred to as an officer’s “Company Bonus opportunity” for purposes of the 2011 Bonus Plan). If the Company exceeded 100% of its 2011 target revenue and operating income goals, then, based on the level of revenue and adjusted operating income achieved, the executive officers had an opportunity to earn higher Company Bonuses (up to a maximum of 135.0%, in the case of Mr. Bhatnagar; up to a maximum of 94.5%, in the case of Mr. Ginsberg; and up to a maximum of 81.0%, in the case of the other named executive officers, of their respective base salaries). Our named executive officers were only eligible to receive Company Bonuses if our annual revenue and/or operating income for 2011 exceeded the minimum, or threshold, revenue and/or adjusted operating income goals of $240,000,000 and $51,043,000, respectively. These minimum, or threshold, goals were set at 75% of the target annual revenue and adjusted operating income goals. Therefore, no Company Bonuses would be paid if both of these minimum revenue and operating income goals were not achieved.

For purposes of our 2011 Bonus Plan, “operating income” meant our operating income from continuing operations calculated under generally accepted accounting principles calculated on a consolidated basis before income taxes, interest and other income but after any bonuses payable under both our 2011 Bonus Plan and our employee bonus plan and as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income and similar charges or income.

The 2011 Bonus Plan also provided that if Company Bonuses were payable or paid and the Company’s consolidated financial statements for 2011 are restated to reflect less favorable financial condition or results of operations than those previously determined or reported and those used for determining the Company Bonuses, our Committee can in its discretion determine that all or a part of the Company Bonuses would not be paid, delay the payment thereof or recover all or a portion of any bonus from the officers who have received them.

Our named executive officers were also eligible to receive Individual Bonuses based on our determination of the degree to which they achieved personal objectives which were assigned to them. This opportunity represented 25% of their annual target bonus opportunity based on the 25% weighting assigned to the Individual Bonus. These Individual Bonuses were designed to motivate executive officers to achieve important short-term Company or individual objectives. The maximum amount of the Individual Bonus that was payable to our named executive officers for 2011 ranged, depending on the officer’s title, from 15% to 25% of his annual base salary (i.e., 25% in the case of Mr. Bhatnagar; 17.5% in the case of Mr. Ginsberg; and 15% in the case of Messrs. Miller, Alston and Grahame). Unlike the Company Bonuses, the Individual Bonuses were capped at 100% of the potential maximum amount payable.

Mr. Bhatnagar had six equally weighted personal objectives for 2011. His personal objectives were to retain top talent, successfully integrate the Company’s acquisitions, improve customer satisfaction, identify and develop new growth segments, continue management development programs and develop officer succession plans. Mr. Ginsberg’s principal objectives consisted of the successful and timely completion of several product development projects related to the development and introduction of new products. The remaining named executive officers (Messrs. Miller, Alston and Grahame) were all assigned the same three equally weighted objectives for 2011. These objectives consisted of (i) maintaining global employee voluntary attrition at below 10% and improving employee voluntary attrition compared to the Company’s voluntary attrition rate in 2010; (ii) improving employee engagement scores by 15% compared to the scores in the Company’s 2010 annual employee survey; and (iii) improving teamwork within and among the Company’s departments. The Committee determined that all the named executive officers in 2011 achieved 100% of their objectives.

In addition to the Company and Individual Bonuses payable under the 2011 Bonus Plan, the independent members of our Board had the discretion to award bonuses on a selective basis under the 2011 Bonus Plan in order to recognize individual contributions or achievements. No discretionary bonuses were paid to our named executive officers for 2011. All 2011 bonuses were determined based on the Company’s actual achievement of the pre-set financial performance goals set forth in the 2011 Bonus Plan and the officers’ achievement of their personal objectives assigned to them.

Executive officers were entitled to receive their Company or Individual Bonuses under the 2011 Bonus Plan only if they were employed by the Company or one of its subsidiaries as an eligible officer on the date on which the bonuses were payable, unless such requirement was waived. Messrs. Bhatnagar, Miller, Ginsberg, Alston and Grahame were all employed by the Company as eligible officers on the date on which bonuses under the 2011 Bonus Plan were paid.

The revenue and adjusting operating income goals, together with the related “bonus factors” that were used in the computation of bonuses, that were approved by our Compensation Committee under the 2011 Bonus Plan were as follows:

	2011 Revenue Bonus Factor Matrix		2011 Operating Income Bonus Factor Matrix
	Revenue Targets* (in thousands)	Revenue Bonus Factor*	Operating Income Targets* (in thousands)	Operating Income Bonus Factor*
Maximum	$371,200	180%	$78,946	180%
	345,600	140	73,502	140
Target	320,000	100	68,057	100
	288,000	60	61,251	60
	256,000	20	54,446	20
Minimum	240,000	0	51,043	0

*

For performance between two Revenue or Operating Income Targets, the Revenue Bonus Factor and the Operating Income Bonus Factor were interpolated linearly for purposes of determining the amounts of the Company Bonuses earned by our executive officers.

The amount of an officer’s 2011 Company Bonus was calculated by multiplying (i) the product of such officer’s annual base salary in effect at December 31, 2011 and such officer’s bonus opportunity by (ii) the applicable bonus factor average. The bonus factor average was equal to the average of the Revenue Bonus Factor and the Operating Income Bonus Factor as determined in accordance with the bonus factor matrices set forth above. Stated mathematically, the amount of a Company Bonus payable to an officer equaled AxBxC, where A = an officer’s annual base salary in effect at December 31, 2011; B = the applicable annual bonus percentage for such officer; and C = the applicable bonus factor average.

The amount of a bonus payable as an Individual Bonus was calculated by multiplying (i) the product of an officer’s annual base salary in effect at December 31, 2011 and the individual bonus opportunity percentage for such officer (i.e., 25% for Mr. Bhatnagar, 17.5% for Mr. Ginsberg, and 15% for Messrs. Miller, Alston and Grahame) by (ii) the percentage degree to which it was determined that such officer achieved his objectives for 2011.

In order for executive officers to earn 100% of their Company Bonus opportunity for 2011, the Company needed to achieve target revenue and operating income goals of approximately $320.0 million and $68.1 million, respectively. The minimum threshold and maximum revenue and operating income goals were equal to 75% and 116% of the target revenue and operating income goals, respectively. We believe that the target and maximum financial performance goals under the Company’s officer bonus plan should be challenging and linked to the achievement of goals that are set higher than the revenue and operating income actually earned for the prior fiscal year. The 2011 target and maximum revenue goals were 16% and 34%, respectively, higher than the Company’s actual revenue for fiscal 2010, while the 2011 target and maximum operating income goals were 59% and 85%, respectively, higher than the Company’s actual operating income in 2010.

For 2011, the Company earned approximately $301.0 million in revenue and $60.6 million in operating income (calculated to take into account the adjustments described above) and therefore did not achieve the “target” revenue and operating goals under the 2011 Bonus Plan. Because the Company met approximately 94.0% of the target revenue goal and 89.0% of the target operating income goal for 2011, the named executive officers earned Company Bonuses that were calculated using a bonus factor average equal to 66% and consequently earned Company Bonuses that were less than their target Company Bonuses. In addition, based on the degree to which the Committee determined the named executive officers achieved their personal objectives, each of Messrs. Bhatnagar, Miller, Ginsberg, Alston and Grahame earned Individual Bonuses equal to 100% of their Individual Bonus opportunities. 2011 bonuses were paid in accordance with the formulas set forth in the 2011 Bonus Plan (i.e., based on the Company’s achievement of the pre-set financial performance goals and an officer’s achievement of his personal objectives approved by our Committee), and no discretionary bonuses were awarded.

The amounts of the 2011 Company and Individual Bonuses that would have been payable under the 2011 Bonus Plan to the Company’s named executive officers, based on their annual base salaries at December 31, 2011, if the Company had exactly achieved its target financial performance goals under the 2011 Bonus Plan (i.e., approximately (i) $320.0 million of revenue and (ii) $68.1 million of operating income) and all the officers achieved 100% of their personal objectives, were as follows:

Named Executive Officer	Target 2011 Company Bonus Opportunity	Target 2011 Individual Bonus Opportunity	Target 2011 Total Bonus Opportunity	Target 2011 Total Bonus Opportunity (% of Base Salary)
Atul Bhatnagar	$345,000	$115,000	$460,000	100%
Thomas B. Miller	130,500	43,500	174,000	60
Errol Ginsberg	204,750	68,250	273,000	70
Victor Alston	139,500	46,500	186,000	60
Alan Grahame	135,000	45,000	180,000	60

The maximum amounts of the Company and Individual Bonuses that could have been earned under the 2011 Bonus Plan by the Company’s named executive officers for 2011, based on their annual base salaries at December 31, 2011, which would have been payable if the Company had achieved 180% or more of its target financial performance goals and all the officers had achieved 100% of their personal objectives were as follows:

Named Executive Officer	Maximum 2011 Company Bonus Opportunity	Maximum 2011 Individual Bonus Opportunity	Maximum 2011 Total Bonus Opportunity	Maximum 2011 Total Bonus Opportunity (% of Base Salary)
Atul Bhatnagar	$621,000	$115,000	$736,000	160%
Thomas B. Miller	234,900	43,500	278,400	96
Errol Ginsberg	368,550	68,250	436,800	112
Victor Alston	251,100	46,500	297,600	96
Alan Grahame	243,000	45,000	288,000	96

The 2011 total bonuses (i.e., Company Bonuses plus Individual Bonuses) actually earned by the named executive officers represented approximately (i) 73.9% of the “target” 2011 total bonus opportunity for Messrs. Bhatnagar, Miller, Ginsberg, Alston and Grahame and (ii) 46.2% of the “maximum” 2011 total bonus opportunity for Messrs. Bhatnagar, Miller, Ginsberg, Alston and Grahame. The following table sets forth information concerning the 2011 bonuses actually paid under the 2011 Bonus Plan to the Company’s named executive officers:

Named Executive Officer	2011 Company Bonus	2011 Individual Bonus	2011 Total Bonus	2011 Total Bonus as % of 2011 Base Salary
Atul Bhatnagar	$224,766	$115,000	$339,766	73.9%
Tom Miller	85,020	43,500	128,520	44.3
Errol Ginsberg	133,394	68,250	201,644	51.7
Victor Alston	90,884	46,500	137,384	44.3
Alan Grahame	87,952	45,000	132,952	44.3

Long-Term Equity Incentives

The use of long-term equity incentives has long served as a key component of our executive compensation program and is a practice that we expect to continue. Our Committee believes that equity incentives help to provide a necessary balance to the cash compensation components of our executive compensation program because equity incentives create an incentive for our management team to preserve and increase shareholder value over a longer period of time. The vesting of equity incentives also encourages executive officer retention, while base salaries and cash bonuses typically focus on short-term compensation and performance.

The Board has delegated to our Committee the authority for administering our equity incentive plans and for granting and determining the terms of equity incentives awarded to our employees thereunder. Under the terms of our Amended and Restated 2008 Equity Incentive Plan, as amended, our Committee is delegated the authority to grant equity incentives in the form of stock options (typically nonstatutory stock options (“NSOs”)), restricted stock units (“RSUs”), restricted stock awards and share appreciation rights. To date, however, the Committee has granted only stock options and RSUs under the Company’s equity incentive plans, and the extent to which a portion of the such stock equity incentives are earned and subsequently vest has been contingent on the Company’s achievement of certain financial performance goals. Our Committee views the award of equity incentives as an effective, valuable and necessary incentive to attract and retain our executive officers and key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to further motivate them to create long-term shareholder value. We also review and consider recommendations from time to time by the Company’s President and Chief Executive Officer regarding the proposed grants of equity incentives to executive officers (other than himself) and other key employees whose contributions and skills are important to our long-term success.

We currently use stock options as our principal equity incentive to attract, motivate and retain our new key employees, including executive officers, primarily because stock options provide a relatively straightforward incentive to increase stock price. Our Committee’s practice of limiting the grant of stock options to selected key employee and executive officer new hires reflects the Committee’s goal to, among other things, reduce the annual utilization rate of shares available for issuance under our equity incentive plans and to moderate the growth of our equity incentive overhang (defined as the sum of outstanding unexercised or unvested equity incentives plus equity incentives available for grant, divided by the outstanding shares of our Common Stock). In addition to granting stock options to key new hires, we also may award stock options and/or RSUs to our executive officers and certain other employees in recognition of their contributions to the success of the Company and to retain them, while keeping their interests aligned with the interests of shareholders. We continue to evaluate the appropriate use and composition of long-term equity incentives in light of the Company’s compensation philosophy.

An executive officer typically receives a grant of NSOs upon first joining the Company and thereafter is eligible periodically to receive additional equity incentives, typically NSOs and/or RSUs. In determining the size and other terms of an initial or subsequent equity incentive grant to an executive officer, our Committee considers a number of factors, including equity incentive grant survey information for executive officers, the officer’s position and responsibilities, relative equity in compensation among our executive officers, the retention value of unvested equity incentive grants, promotions, individual performance, salary, previous equity incentive grants (if any) and length of service to, and the compensation expenses recognized by, the Company. From time to time, we also award stock options or other equity incentives on a selective basis to executive officers in order to recognize their individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention.

NSOs and RSUs (other than new hire grants) for our employees, including executive officers, generally vest (subject to continuation of employment) in 16 equal quarterly installments over four years, as long as the holder remains an employee of the Company, and therefore encourage the holder to remain an employee of the Company. New hire grants of NSOs and RSUs for executive officers typically vest (subject to continuation of employment) to the extent of 25% after one year of employment and as to the remaining 75% in 12 equal quarterly installments over the next three years. For NSO grants prior to 2008, NSO installments typically expire four years after vesting subject to earlier termination in the event of an optionee’s termination of employment. Commencing in 2008, NSOs typically expire as to all installments seven years after grant, subject to earlier expiration in the event of an optionee’s termination of employment. The 2008 change in expiration dates was based on considerations relating to plan administration matters. The effective date of an equity incentive award is never earlier than the date on which our Committee approves the grant or the date on which an employee commences his or her employment with the Company. Upon vesting, RSUs are settled by delivery to the holder of shares of our Common Stock.

Our Committee currently meets bi-monthly, normally on the first Thursday of every other calendar month, to award equity incentives to newly hired executive officers and key employees. It is our policy and practice that all stock options granted under our equity incentive plans have an exercise price equal to the closing sales price of our Common Stock on the effective date of an option grant.

Commencing in 2010, the Committee decided to use performance-based vesting in connection with at least 50% of the number of equity incentives awarded to our executive officers, including our named executive officers, in an effort to more closely align our compensation program with the interests of our shareholders and to reward our officers for the Company’s financial performance.

It is the Company’s practice from time to time to grant additional equity incentives to its officers and employees, typically annually in the fiscal first quarter for executive officers and in the fiscal fourth quarter for employees other than executive officers, in order to incent them and encourage their retention as officers and employees of the Company. In connection with our Committee’s review and evaluation in the first quarter of 2011 of the compensation program for our executive officers, we conducted a review of the equity incentives then held by our executive officers. As part of that process, the Committee reviewed the types of equity incentives then held by each named executive officer, information concerning the equity incentive grant practices of companies in our peer group and various companies included in compensation surveys we considered relevant, each named executive officer’s job performance, responsibilities and contributions to the success of the Company, the value of the vested and unvested equity incentives then held by each named executive officer, and the overall compensation package for each named executive officer.

In connection with the Committee’s grant of performance-based equity incentives and determining the target goals thereunder, we also consider the Company’s financial performance for the immediately preceding fiscal year and the Company’s financial forecast for the next two fiscal years and we believe that the extent to which such equity incentives could be earned should be linked to the achievement of challenging financial performance goals. In setting the terms of our equity incentive grants awarded in February 2011, we took into account the Company’s significantly improved financial performance during fiscal 2010: our 2010 revenues grew 56% year-over-year; our non-GAAP operating income grew 483% compared to fiscal 2009; and our stock price appreciated 125% during 2010, closing at $16.78 per share at December 31, 2010. The Company’s fiscal 2010 performance, as well as its fiscal 2011 business plan to grow revenue and non-GAAP operating income by 16% and 59%, respectively, and the Company’s long-term business growth plans, were among the principal factors considered by the Compensation Committee in February 2011 in determining the amounts of, and the decision to award, both time-based and performance-based equity incentives to our executive officers.

For 2011, we set a goal to limit the dilution to our shareholders from the issuance of equity incentives under our employee equity incentive plans to a certain percentage, net of forfeitures and cancellations. This dilution percentage or limit on the number of equity incentives granted annually to our officers and employees is commonly referred to as the “net burn rate” (net burn rate is the total number of equity incentives awarded under our employee equity incentive plans in a calendar year, reduced by forfeitures and cancellations for the year, as a percentage of the total number of shares of Common Stock outstanding at the beginning of such year). Our 2011 annual net burn rate goal was for our dilution to fall within the range of 2.0% to 2.5%. For 2011, our annual net burn rate was approximately 1.7%, which is well below our 2011 annual net burn rate goal.

2011 Equity Incentive Grants. In February 2011, the Compensation Committee granted long-term incentive compensation awards that consisted of a mix of NSOs and RSUs which would vest over four years based on an officer’s continued employment with the Company (“time-based NSOs” and “time-based RSUs,” respectively) and NSOs which would be earned upon the Company’s achievement of certain financial goals over a two-year period (“performance-based options”).

In February 2011, we granted an aggregate of 314,400 time-based NSOs, 69,800 time-based RSUs and 406,000 performance-based NSOs to our named executive officers in recognition of their job performance and responsibilities, and to encourage their retention, incent them as executive officers, and further align their interests with the long-term interests of our shareholders. Of these grants, the number of performance-based NSOs (as compared to time-based equity incentives) awarded to each named executive officer represented more than 50% of the total equity incentives awarded to a named executive officer. The February 2011 equity incentive awards to named executive officers were allocated as follows:

Executive Officer	Time-Based NSOs	Time-Based RSUs	Performance-Based NSOs
Atul Bhatnagar	120,600	26,800	149,000
Tom Miller	41,400	9,200	51,000
Errol Ginsberg	69,000	15,300	85,000
Victor Alston	42,000	9,300	70,000
Alan Grahame	41,400	9,200	51,000

The NSOs have an exercise price equal to the closing sales price of our Common Stock as of the date of grant (i.e., February 8, 2011) as reported on Nasdaq (i.e., $18.09). Thus, the time-based NSOs only have value if our stock price increases, and such a stock price increase also benefits our shareholders. The time-based NSOs and time-based RSUs vest in 16 equal quarterly installments over a four-year period. The time-based NSOs, time-based RSUs and performance-based NSOs all have a seven–year term. The Compensation Committee believes that equity compensation should make up a greater portion of an officer’s compensation as his level of responsibility increases. For the 2011 equity incentive grants, the Compensation Committee generally targeted total grant values so that a named executive officer’s total target compensation (defined for this purpose as base salary, target bonus and the grant date value of equity incentive awards) would be between the 50th to 75th percentiles of market data if the Company achieves the target objective performance goal approved by the Compensation Committee.

The number of performance-based NSOs that are earned by an officer will be based on the percentage degree to which the Company achieves a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding (as defined below) for the Company’s combined 2011 and 2012 fiscal years and will be determined in accordance with the following table. If the Company’s actual performance results fall between two of the percentages in the “Percentage of Target Objective Achieved” column, then straight-line interpolation will be used to determine the Percentage of Performance Options Earned:

Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding	Percentage of Target Objective Achieved	Percentage of Performance Options Earned
Threshold Objective ($)	75%	0%
	76%	4%
	80%	20%
	85%	40%
	90%	60%
	95%	80%
Target Objective ($)	100%	100%

An optionee will earn 100% of his performance-based options if the Company earns 100% of the Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding target objective. The target objective is set at 100% of the Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding goal approved by the Board. No performance-based NSOs will be earned unless the Company achieves in excess of the threshold objective, which is equal to 75% of the target objective.

“Non-GAAP Operating Profit” for a fiscal year of the Company means the Company’s operating income from continuing operations calculated on a consolidated basis for the applicable fiscal year, less interest expense and excluding the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income.

“Average Number of Shares Outstanding” for a fiscal year of the Company means the weighted average number of shares of the Company’s Common Stock outstanding during the applicable fiscal year.

The Company’s “Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding” is equal to the sum of the Company’s Non-GAAP Operating Profit per Average Number of Shares outstanding for each of 2011 and 2012.

In view of the current global economic environment and the Company’s business plan for 2011-2012, among other factors, our Compensation Committee believes that the Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding target for the performance-based NSOs is challenging. This 2011-2012 target is substantially higher than the comparable 2010-2011 target (i.e., $0.957) for the 2010 equity incentive grants tied to the Company’s 2010-2011 financial performance (discussed below), and also exceeds the Combined 2010-2011 Non-GAAP Operating Profit per Average Number of Shares Outstanding (i.e., $1.42) actually achieved by the Company. Thus, there is a significant possibility that the target objective for 2011-2012 may not be achieved. We are not currently disclosing the target for the Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding measure because the number is derived from our confidential internal business plan, and both the 2011-2012 target and our business plan are highly confidential. Disclosure of our specific financial objectives for 2011-2012 at this level of detail would provide our competitors with insights into our business plans, forecasts and strategies and would cause us competitive harm. We also believe that the Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding target measure for the two-year performance period is neither required in order to provide our shareholders with a fair understanding of the named executive officers’ compensation for 2011 nor material to our shareholders’ understanding of our overall compensation program. We plan to provide our shareholders with information concerning the financial metrics for the performance-based options within approximately 90 days after the Company’s financial results for 2012 have been released, at which time it is unlikely that the disclosure of such information would cause the Company any competitive harm.

The number of performance-based NSOs that become earned and subject to vesting will be determined by multiplying (i) the Percentage of Performance Options Earned, as determined in accordance with the table above, by (ii) the total number of shares subject to an executive officer’s performance-based NSOs.

If the Company earns Combined 2011-2012 Non-GAAP Operating Profit per Average Number of Shares Outstanding in excess of the threshold objective, which is equal to 75% of the target objective, then the performance-based NSOs will become earned and subject to vesting based on the extent to which the target objective has been achieved (see table above), provided the officer remains an employee of the Company (or any of its affiliates) from the option grant date through the date on which the Company files with the SEC its Annual Report on Form 10-K for the year ending December 31, 2012 (the “2012 Form 10-K Filing Date”). If, for example, the Company achieves exactly 80% of the Target Objective, then the percentage of performance-based options earned would be equal to 20%. If, however, the Company achieves 87.5% of the target objective, then the percentage of performance-based NSOs earned would be equal to 50%.

If any of the Company’s existing business units becomes a discontinued operation prior to January 1, 2013, then the objectives and/or other metrics in the above table may be amended by the Committee in its sole discretion. In the event of any acquisition or similar transaction by the Company and/or any of its affiliates prior to January 1, 2013, the objectives and/or other metrics in the above table may be amended by the Committee in its sole discretion.

In addition, to the extent that during any continuous 90-day period ending on or before December 31, 2012 and other than as a result of voluntary employee resignations, the Company reduces the total number of full-time employees of the Company and its subsidiaries by more than 20 persons without the approval of the Board, then the objectives and/or other metrics in the above table may be amended by the Committee in its sole discretion.

Within 30 days following the Company’s 2012 Form 10-K Filing Date, the Compensation Committee will meet to (i) confirm in writing the extent to which the financial targets have been met and (ii) certify the number of options, if any, that have become earned and eligible for vesting for each executive officer.

To the extent that the performance-based NSOs become earned and eligible for vesting, 50% of such earned NSOs will vest on the date of the Committee’s confirmation and certification described above, provided that the officer remains an employee of the Company through the filing of 2012 Form 10-K in March 2013. The remaining 50% of such earned NSOs will vest in eight equal quarterly installments with the first of such installments vesting on March 31, 2013 and one additional installment vesting on the last day of each calendar quarter thereafter, provided that the officer remains an employee of the Company from the grant date through the applicable vesting date.

If the officer ceases to serve as an employee of the Company (or any of its affiliates) prior to the 2012 Form 10-K filing date, then the performance-based NSOs will automatically be cancelled and forfeited for no value. In addition, if the Company achieves less than the threshold objective for the 2011-2012 performance period, then no performance-based NSOs will be earned and they will automatically be cancelled and forfeited for no value, effective as of the date of the Committee certification and confirmation described above.

In the event that, prior to the vesting in full of the performance-based NSOs, the Company concludes that it is required to restate its financial statements for all or any portion of 2011 and/or 2012 to reflect a less favorable financial condition and/or less favorable results of operations than previously determined and/or reported, then as of the date of such conclusion, all unearned and/or unvested performance-based NSOs as of such date shall automatically be cancelled and forfeited for no value.

The performance-based NSOs, to the extent earned, will expire on the seven-year anniversary of the date of grant (i.e., on February 8, 2018).

2010 Equity Incentive Grants Tied to the Company’s 2010-2011 Performance. In March 2010, in an effort to further increase the performance-based portion of our executive officers’ compensation, the Compensation Committee granted to our executive officers, among other options, an aggregate of 830,000 NSOs which would be earned and become eligible for vesting upon the Company’s achievement of certain financial performance goals over a two-year period (“performance-based NSOs”). The performance-based NSOs were granted to our executive officers in recognition of their job performance and responsibilities, to encourage their retention and incent them as executive officers, and to further align their interests with the long-term interests of our shareholders. Of these awards, 635,000 performance-based NSOs were granted to the named executive officers, as follows:

Named Executive Officer	Performance-Based NSOs
Atul Bhatnagar	300,000
Tom Miller	65,000
Errol Ginsberg	140,000
Victor Alston	65,000
Alan Grahame	65,000

The performance-based NSOs have an exercise price equal to the closing sales price of our Common Stock as of the date of grant (i.e., March 12, 2010) as reported on Nasdaq (i.e., $8.88). The performance-based NSOs could only be earned if the Company achieved a specified level of Combined 2010-2011 Non-GAAP Operating Profit per Average Number of Shares Outstanding. The Company’s “Combined 2010-2011 Non-GAAP Operating Profit per Average Number of Shares Outstanding” was equal to the sum of the Company’s Non-GAAP Operating Profit per Average Number of Shares (as defined above under “2011 Equity Incentive Grants”) outstanding for each of 2010 and 2011.

The number of performance-based NSOs that were earned by an officer and became eligible for vesting was based on the percentage degree to which the Company achieved a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding for the Company’s combined 2010 and 2011 fiscal years and was determined in accordance with the following table. If the Company’s actual performance results had fallen between two of the percentages in the “Percentage of Target Objective Achieved” column, then straight-line interpolation would have been used to determine the percentage of NSOs earned:

	Combined 2010-2011 Non-GAAP Operating Profit per Average Number of Shares Outstanding ($)	Percentage of Target Objective Achieved	Percentage of Performance-Based NSOs Earned
Threshold Objective	$0.718	75%	0%
	0.727	76	4
	0.766	80	20
	0.813	85	40
	0.861	90	60
	0.909	95	80
Target Objective	0.957	100	100

The number of performance-based NSOs that become earned and subject to vesting will be determined by multiplying (i) the Percentage of Performance Options Earned, as determined in accordance with the table above, by (ii) the total number of shares subject to an executive officer’s performance-based options.

In March 2012, the Committee confirmed that the Company’s Combined 2010-2011 Non-GAAP Operating Profit Per Average Number of Shares Outstanding of $1.42 exceeded the target objective of $0.957. Therefore, 100% of each officer’s performance-based NSOs had been earned, of which 50% vested and became immediately exercisable, and the remaining 50% will vest in eight equal quarterly installments as long as the officer remains an employee of the Company. The performance-based NSOs will expire on the seven-year anniversary of their date of grant (i.e., on March 12, 2017), subject to earlier termination under certain circumstances.

Severance and Change-in-Control Benefits

Our executive officers, including our named executive officers, are eligible to receive severance compensation and benefits under severance and change-in-control provisions contained in our officer severance plans if their employment is involuntarily terminated (other than for cause) or is terminated by an officer for good reason and fulfills certain conditions, including executing a separation agreement that includes a full release of claims such officer may have against the Company as well as non-disparagement, non-competition and non-solicitation clauses. Our severance plans are intended to provide a level of assistance to such officers in the event of the termination of their employment under qualifying circumstances. Severance benefits include an amount of cash compensation determined as a multiple of base pay and bonus, continuation of health benefits, and for certain officers, the vesting of all or a portion of equity incentives. We believe that our officer severance plans provide important protection to our executive officers and are effective in recruiting and retaining executive officers. We believe that the severance and change-in-control provisions promote the ability of our executive officers to act in the best interests of our Company and our shareholders in the event that a hostile or friendly change-in-control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change-in-control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are involuntarily terminated without cause or if terminate their employment for good reason, even in the absence of a change-in-control.

In September 2000, the Company adopted the Ixia Officer Severance Plan (as amended through December 31, 2008, the “2000 Severance Plan”). Effective January 1, 2009, upon the recommendation of our Committee, our Board effectively created a new officer severance plan by amending and restating the 2000 Severance Plan (as so amended and restated, the “2009 Severance Plan”) while still retaining the 2000 Severance Plan as a separate officer severance plan in substantially its then current form. The 2009 Severance Plan amended the 2000 Severance Plan to provide for, among other things, changes to the calculation of severance benefits and the addition of provisions for the acceleration of the vesting of all or a portion (depending on the circumstances) of the equity incentives held by an eligible officer upon a qualifying termination of employment. In March 2011, the Board amended the 2000 Severance Plan to terminate the “single trigger” right of an eligible officer under that plan to elect severance benefits if he or she terminates his or her employment unilaterally, without good reason and within one year following a change-in-control. This amendment became effective on March 22, 2012 with respect to all eligible officers under the 2000 Severance Plan (i.e., Messrs. Ginsberg, Miller and Alston).

All of the named executive officers currently qualify as eligible officers for purposes of our officer severance plan. Because the amount of severance compensation payable to our named executive officers under the 2000 Severance Plan and the 2009 Severance Plan may vary depending on a number of factors, including an officer’s length of employment with the Company as of his or her termination date, our named executive officers at the time of adoption of the 2009 Severance Plan were provided an option to choose the severance plan in which they wished to participate. Messrs. Ginsberg, Miller and Alston elected to remain as participants in the 2000 Severance Plan, while Messrs. Bhatnagar and Grahame and the other current executive officers of the Company elected to participate in the 2009 Severance Plan. No additional persons were added as eligible officers in 2011 under the 2000 Severance Plan or the 2009 Severance Plan. See “Termination of Employment and Change-in-Control Arrangements” below for additional information regarding our officer severance plans.

Benefits

We currently provide the following benefits to our executive officers, including our named executive officers, generally on the same basis as these benefits are provided to all of our employees:

•	401(k) Plan

•	Health, dental and vision insurance

•	Life insurance

•	Short- and long-term disability

•	Vacation

•	Opportunity to participate in our Employee Stock Purchase Plan (under which shares of our Common Stock can be purchased at a discount)

The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers. In addition, we pay relocation benefits to our executive officers when appropriate.

Although it is not our practice to provide our executive officers with significant perquisites, in recognition of Mr. Ginsberg’s status as a founder of the Company, his contributions to the success of the Company, and his long tenure with the Company, the Company does pay the monthly lease payments of $1,393 for a car that is used by Mr. Ginsberg, our Chief Innovation Officer and former President and Chief Executive Officer, for both business and personal use. See the “Summary Compensation Table” below for additional information regarding this benefit.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to a named executive officer (other than our Chief Financial Officer) to the extent that compensation paid to him or her is not performance-based and exceeds $1 million in any year.

Qualifying performance-based compensation, including compensation attributable to the issuance, exercise or vesting of equity incentives, such as nonstatutory stock options (or any other equity-based instrument for which the amount of compensation received is dependent solely on an increase in the value of common stock after the date of grant), and RSUs that vest based on the achievement of certain performance criteria will not be subject to the deductibility limitation if certain conditions are met.

The base salaries, cash bonuses and incentive components (other than stock options and certain RSUs granted under our equity-based incentive plans) of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). Our Amended and Restated 2008 Equity Incentive Plan, as amended, allows us to grant performance-based equity compensation (for example, RSUs that vest or become eligible for vesting based on the Company’s achievement of financial performance metrics) that is intended to qualify as deductible performance-based compensation under Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board or our Committee in establishing appropriate levels of compensation or structuring incentive programs. Accordingly, there may be circumstances from time to time where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board and our Committee may nonetheless elect to provide the compensation in order to achieve our compensation objectives. For 2011, there were no executive officers to whom the compensation paid exceeded the amount that is deductible under Section 162(m).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes information for the years ended December 31, 2009, 2010 and 2011 about compensation earned for services performed in all capacities for Ixia and its subsidiaries in each of such years by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) each of the Company’s other three most highly compensated executive officers serving at December 31, 2011. The individuals listed below are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Atul Bhatnagar President and Chief Executive Officer	2011 2010 2009	$460,000 410,000 390,000	$0 0 44,000	$484,812 0 125,000	$1,808,394 1,262,705 275,725	$339,766 612,950 0	$19,200 8,946 10,195	$3,112,172 2,294,601 844,920
Thomas B. Miller Chief Financial Officer	2011 2010 2009	290,000 275,000 262,500	0 0 20,000	166,428 0 0	605,903 408,464 0	128,520 238,425 0	23,693 13,346 43,432	1,214,544 935,235 325,932
Errol Ginsberg Chief Innovation Officer	2011 2010 2009	390,000 378,000 360,000	0 0 28,000	276,777 0 0	1,009,836 724,905 275,725	201,644 395,577 0	19,481 23,513 63,364	1,897,738 1,517,995 727,089
Victor Alston Chief Operating Officer(7)	2011 2010 2009	310,000 290,000 275,000	0 0 20,000	168,237 0 87,500	737,581 408,464 64,336	137,384 251,430 0	18,458 4,966 36,712	1,371,660 954,860 483,548
Alan Grahame Senior Vice President, Worldwide Sales	2011 2010 2009	300,000 285,000 275,000	0 0 20,000	166,428 0 87,500	605,903 408,464 64,336	132,952 255,645 0	24,066 9,364 10,432	1,229,349 958,473 457,268

(1)	Includes amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan.
(2)

The 2009 bonus amount shown for each named executive officer represents a discretionary bonus awarded in recognition of the officer’s job performance and services rendered to the Company for 2009. No discretionary bonuses were awarded to the named executive officers for 2010 or 2011.

(3)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown reflect the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the actual amounts that the named executive officer will realize upon the vesting of such RSUs. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant, as reported on the Nasdaq Global Select Market.

(4)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown reflect the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation that the named executive officers will actually realize. The grant date fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of our options are set forth in Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 5, 2012.

(5)

Under our executive officer bonus plans for 2010 and 2011, executive officers were eligible to receive (i) annual bonuses based on the Company’s achievement of certain pre-established financial performance goals during such years, and (ii) individual bonuses based on the officers’ achievement of their respective individual objectives. For both 2010 and 2011, the amounts shown for each of the named executive officers were paid under our 2010 and 2011 executive officer bonus plans, respectively, and were based on the extent to which for the applicable year (i) the Company achieved certain pre-established revenue and adjusted operating income goals and (ii) each officer achieved his individual objectives. The Board did not approve an executive officer bonus plan for 2009.

(6)

The amounts shown in this column for 2011 include (i) matching contributions that the Company made under its 401(k) Plan of $2,500 allocated to each of the accounts of Messrs. Bhatnagar, Miller, Ginsberg and Grahame; (ii) $10,577 paid to Mr. Miller in lieu of accrued vacation pay; (iii) $15,950, $9,866, $18,458 and $20,816 awarded to Messrs. Bhatnagar, Miller, Alston and Grahame under the Company’s President’s Club and employee reward programs; and (iv) $750 paid by the Company for term life insurance for the benefit of each of the named executive officers. In addition, the amount shown for Mr. Ginsberg for 2011 includes $10,867 of the total $16,719 annual payment made by Ixia for a leased car provided to Mr. Ginsberg, which amount is attributed to Mr. Ginsberg’s personal use of the car, plus $5,364 paid as a gross up for related personal income taxes.

(7)	Mr. Alston served as Senior Vice President, Product Development of the Company from June 2007 until March 2012 when he was appointed to his current position as Chief Operating Officer.

Grants of Plan-Based Awards

The following table sets forth certain information concerning potential payouts under grants of awards under our equity incentive plans during 2011 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(8)	All Other Option Awards: Number of Securities Underlying Options (#)(9)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(10)
Executive Officer	Grant Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold (#)(6)	Target (#)(7)	Maximum (#)
Atul Bhatnagar	2/8/11 2/8/11 2/8/11	$34,500 — — —	$460,000 — — —	$736,000 — — —	— 5,960 — —	— 149,000 — —	— — — —	— — 26,800 —	— — — 120,600	$	— 18.09 18.09 18.09	$	— 1,043,270 484,312 765,124
Thomas B. Miller	2/8/11 2/8/11 2/8/11	13,050 — — —	174,000 — — —	278,400 — — —	— 2,040 — —	— 51,000 — —	— — — —	— — 9,200 —	— — — 41,400		— 18.09 18.09 18.09		— 343,246 166,428 262,657
Errol Ginsberg	2/8/11 2/8/11 2/8/11	20,475 — — —	273,000 — — —	436,800 — — —	— 3,400 — —	— 85,000 — —	— — — —	— — 15,300 —	— — — 69,000		— 18.09 18.09 18.09		— 572,077 276,777 437,759
Victor Alston	2/8/11 2/8/11 2/8/11	13,950 — — —	186,000 — — —	297,600 — — —	— 2,800 — —	— 70,000 — —	— — — —	— — 9,300 —	— — — 42,000		— 18.09 18.09 18.09		— 471,121 168,237 266,460
Alan Grahame	2/8/11 2/8/11 2/8/11	13,500 — — —	180,000 — — —	288,000 — — —	— 2,040 — —	— 51,000 — —	— — — —	— — 9,200 —	— — — 41,400		— 18.09 18.09 18.09		— 343,246 166,428 262,657

(1)

These amounts represent cash incentive bonuses payable to our named executive officers under our 2011 Executive Officer Bonus Plan (“2011 Bonus Plan”). Under this Plan, each eligible officer was entitled to receive (i) an annual bonus based on the Company’s financial performance as measured by the degree to which the Company achieved pre-established revenue and adjusted operating income goals for 2011 approved by the Compensation Committee, and (ii) an individual bonus based on the degree to which the officer achieved his individual objectives for 2011.

Under the 2011 Bonus Plan, our Compensation Committee established financial performance targets for 2011, consisting of revenue and operating income targets, and a formula for determining annual and individual bonuses based on a specified percentage of an officer’s base salary. “Operating income” means our income from continuing operations calculated on a consolidated basis for 2011 under generally accepted accounting principles after any bonuses payable under the 2011 Bonus Plan and our 2011 employee bonus plan, before income taxes, interest and other income, and excluding equity incentive-based compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income. The actual amount paid to each named executive officer for 2011 under our 2011 Bonus Plan is set forth in the Summary Compensation Table above under the column titled “Non-Equity Incentive Plan Compensation.”

(2)

These awards represent performance-based nonstatutory stock options (“NSOs”) granted under the Company’s 2008 Plan. The NSOs have an exercise price equal the closing sales price of our Common Stock on the date of grant. The number of NSOs that are earned by an officer will be based on the percentage degree to which the Company achieves a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding for the Company’s combined 2011 and 2012 fiscal years (the “Operating Profit Target”). No NSOs will be earned unless the Company achieves in excess of 75% of the Operating Profit Target. To the extent that the NSOs are earned and become eligible for vesting, 50% of the earned NSOs will vest immediately, while the remaining 50% will vest in eight equal quarterly installments with the first of such installments vesting on March 31, 2013 and one additional installment vesting on the last day of each calendar quarter thereafter, provided that the officer remains an employee of the Company from the grant date through the applicable vesting date.

(3)

The amount shown as an estimated “threshold” payout assumes that (i) the Company achieved the revenue and operating income goals required for the payment of 10% of an officer’s Company bonus opportunity under the 2011 Bonus Plan; and (ii) the named executive officer did not achieve any of his individual objectives required for the payment of an individual bonus.

(4)

The amount shown as an estimated “target” payout assumes that (i) the Company achieved the revenue and adjusted operating income goals required for the payment of 100% of an officer’s Company bonus opportunity under the 2011 Bonus Plan; and (ii) the named executive officer achieved 100% of his individual objectives required for the payment of his maximum individual bonus.

(footnotes continue on next page)

(5)

The amount shown as an estimated “maximum” payout assumes that (i) the Company achieved the revenue and adjusted operating income goals required for the payment of an officer’s maximum Company bonus opportunity (i.e., 81% to 135% of his annual base salary) under the 2011 Bonus Plan; and (ii) the named executive officer achieved 100% of his individual objectives required for the payment of his maximum individual bonus.

(6)

The amount shown as an estimated “threshold” payout represents the number of performance-based NSOs that will become earned and eligible for vesting if the Company achieves 76% of the Operating Profit Target that has been established for purposes of the options (i.e., 1% above the threshold performance level at which the NSOs would be forfeited).

(7)

The amount shown as an estimated “target” payout represents the number of performance-based NSOs that will become earned and eligible for vesting if the Company achieves 100% of the Operating Profit Target that has been established as a financial performance goal for purposes of these NSOs.

(8)

These awards consist of restricted stock units (“RSUs”) awarded under the Company’s 2008 Plan. These RSUs vest and the shares covered thereby automatically are issued in 16 equal quarterly installments over approximately four years following the award date as long as the officer remains an employee of the Company.

(9)

These awards consist of NSOs granted under the Company’s 2008 Plan. These NSOs vest and become exercisable in 16 equal quarterly installments over four years following the grant date as long as the officer remains an employee of the Company. The NSOs have a maximum term of seven years subject to earlier termination.

(10)

Stock awards and option awards are shown at their aggregate grant fair value in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation actually received or realized upon the vesting or exercise of such equity incentives. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant, as reported on the Nasdaq Global Select Market. Assumptions used to calculate the fair value of our options are set forth in Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 5, 2012. The grant date fair value of performance-based NSOs is based on the maximum estimated future payout.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information concerning outstanding unexercised or unvested equity awards that were held as of December 31, 2011 by our named executive officers.

Executive Officer	Option Awards										Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date		Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Atul Bhatnagar	09/06/07 02/19/09 03/12/10 03/12/10 02/08/11 02/08/11	400,000 103,125 43,750 150,000 22,611 0	(4) (6)	0 46,875 56,250 150,000 97,989 0	(6)	— — — — — 149,000	(7)	$9.38 5.00 8.88 8.88 18.09 18.09	09/30/15 02/19/16 03/12/17 03/12/17 02/08/18 02/08/18	(5)	02/19/09 02/08/11	7,813 21,775	$82,115 228,855

Thomas B. Miller	03/12/10 03/12/10 02/08/11 02/08/11	28,436 32,500 7,761 0	(6)	36,564 32,500 33,639 0	(6)	— — — 51,000	(7)	8.88 8.88 18.09 18.09	03/12/17 03/12/17 02/08/18 02/08/18		02/08/11	7,475	78,562

Errol Ginsberg	10/06/05 05/28/08 02/19/09 03/12/10 03/12/10 02/08/11 02/08/11	3,125 93,750 103,125 39,375 70,000 12,936 0	(6)	0 6,250 46,875 50,625 70,000 56,064 0	(6)	— — — — — — 85,000	(7)	13.98 7.99 5.00 8.88 8.88 18.09 18.09	09/30/13 05/28/15 02/19/16 03/12/17 03/12/17 02/08/18 02/08/18	(5)	02/08/11	12,432	130,660

Victor Alston	10/06/05 02/19/09 03/12/10 03/12/10 02/08/11 02/08/11	8,750 8,749 16,250 32,500 7,875 0	(6)	0 10,938 36,564 32,500 34,125 0	(6)	— — — — — 70,000	(7)	13.98 5.00 8.88 8.88 18.09 18.09	09/30/13 02/19/16 03/12/17 03/12/17 02/08/18 02/08/18	(5)	02/19/09 02/08/11	5,469 7,557	57,479 79,424

Alan Grahame	12/06/07 02/19/09 03/12/10 03/12/10 02/08/11 02/08/11	65,000 24,062 28,436 32,500 7,761 0	(8) (6)	0 10,938 36,564 32,500 33,639 0	(6)	— — — — — 51,000	(7)	10.30 5.00 8.88 8.88 18.09 18.09	12/31/15 02/19/16 03/12/17 03/12/17 02/08/18 02/08/18	(5)	12/19/09 02/08/11	5,469 7,475	57,479 78,562

(1)	Unless otherwise indicated, stock options vest and become exercisable in 16 equal quarterly installments over approximately four years following the date of grant.
(2)	RSUs vest and the shares covered thereby automatically issue in 16 equal quarterly installments over approximately four years following the date of the award.
(3)	Market value of RSUs is based on the closing sales price of a share of Ixia Common Stock of $10.51 on December 31, 2011, as reported on the Nasdaq Global Select Market.
(4)	These options vested as to 25% of the shares subject thereto on September 6, 2008 and as to the remaining 75% in 12 equal quarterly installments commencing December 31, 2008.
(5)	This date represents the expiration date of the last installment scheduled to vest under the option grant. Each vested installment of this option is exercisable for four years after it vests.
(6)

These options were granted as performance-based NSOs. The number of performance-based NSOs that was earned by the named executive officer and became eligible for vesting was based on the percentage degree to which the Company achieved a Compensation Committee-approved pre-set target of Non-GAAP Operating Profit per Average Number of Shares Outstanding (“Operating Profit Target”) for the Company’s combined 2010 and 2011 fiscal years. The Operating Profit Target for the 2010 and 2011 fiscal years where named executive officers would earn 100% of their performance-based NSOs was set at $0.957 per share. For the combined 2010 and 2011 fiscal years, the

(footnotes continue on next page)

Company Operating Profit Target was equal to $1.42 per share. Thus, each named executive officer earned 100% of his performance-based NSOs, of which 50% vested and became exercisable on March 16, 2012 (i.e., the date on which the Compensation Committee certified the Operating Profit Target for the 2010 and 2011 fiscal years), and the remaining 50% of the earned NSOs will vest in eight equal quarterly installments with the first of such installments vesting on June 30, 2012 and one additional installment vesting on the last day of each calendar quarter thereafter as long as the named executive officer remains an employee of the Company.
(7)

Up to 100% of these options may be earned and 50% of such earned options may vest in the first calendar quarter of 2013 based on the extent to which the Company achieves the target Non-GAAP Operating Profit per Average Number of Shares Outstanding for the Company’s combined 2011 and 2012 fiscal years approved by the Compensation Committee. The remaining 50% of the earned options will vest in eight equal quarterly installments commencing March 31, 2013.

(8)	These options vested as to 25% of the shares on December 6, 2008 and as to the remaining 75% in 12 equal quarterly installments commencing March 31, 2009.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units (“RSUs”) during 2011 for our named executive officers.

	Option Awards(1)		Stock Awards(1)
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Atul Bhatnagar	0	$0	11,275	$148,589
Thomas B. Miller	49,375	375,063	4,225	65,342
Errol Ginsberg	181,250	1,061,344	2,868	35,152
Victor Alston	69,090	581,882	8,368	122,040
Alan Grahame	0	0	6,100	82,040

(1)

All information provided in this table relates to stock options and RSUs awarded under our Amended and Restated 1997 Equity Incentive Plan and our Amended and Restated 2008 Equity Incentive Plan, as amended.

(2)

The value realized equals the difference between the closing sales price of Ixia Common Stock on the exercise date, as reported on the Nasdaq Global Select Market, and the option exercise price, multiplied by the number of shares for which the option was exercised.

(3)

The value realized equals the closing sales price of Ixia Common Stock on the vesting date, as reported on the Nasdaq Global Select Market, multiplied by the number of shares as to which the RSUs vested.

Pension Benefits/Nonqualified Deferred Compensation Plans

Ixia’s named executive officers did not receive any benefits in 2011 from Ixia under deferred pension or deferred contribution plans other than benefits under Ixia’s 401(k) Plan described in Footnotes 1 and 6 to the Summary Compensation Table above. Ixia does not maintain a nonqualified deferred contribution or other deferred compensation plan for its executive officers.

Termination of Employment and Change-in-Control Arrangements

Our executive officers, including our named executive officers, are eligible to receive severance compensation and benefits under severance and change-in-control provisions contained in our officer severance plans if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our executive officers to act in the best interests of our Company and its shareholders in the event that a hostile or friendly change-in-control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change-in-control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are terminated without cause or terminate their employment for good reason even in the absence of a change-in-control. Furthermore, we believe that severance and change-in-control benefits are effective in recruiting and retaining executive officers.

Under our severance plans, our executive officers are entitled to receive severance compensation and benefits following a termination of their employment, if such termination is non-temporary, involuntary and without cause or if an officer terminates voluntarily his or her employment under certain limited circumstances (e.g., a material diminution in base salary). In addition, if there is a change-in-control in the Company, an eligible officer will receive benefits under the severance plan if his or her employment terminates under certain circumstances in connection with a change-in-control. The amount of the severance compensation and benefits payable upon termination of employment under circumstances entitling an officer to severance can vary depending on which of our severance plans an officer participates in. As a condition of receiving severance benefits, an officer who is entitled to receive benefits under a severance plan must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation, non-disparagement and non-compete provisions.

In September 2000, the Company adopted the Ixia Officer Severance Plan (the “2000 Severance Plan”). Under the 2000 Severance Plan (as originally adopted by the Company), each officer was entitled to severance pay based on a formula that took into account his highest annual compensation, the number of years employed by us and the highest office attained prior to termination. If there were a change-in-control in the Company, an eligible officer would receive benefits under the 2000 Severance Plan if the officer resigned (i) for any reason within one year following the change-in-control or (ii) for “good reason” within two years following the change-in-control.

Effective January 1, 2009, upon the recommendation of our Compensation Committee, our Board adopted a second officer severance plan by amending and restating the 2000 Severance Plan (as so amended and restated, the “2009 Severance Plan”), while also retaining the 2000 Officer Severance Plan as in effect on December 31, 2008 as a separate officer severance plan in substantially its then current form. The 2009 Severance Plan provides for, among other things, changes to the calculation of severance benefits and the addition of provisions for the acceleration of the vesting of all or a portion (depending on the circumstances) of the equity incentives held by an eligible officer upon a qualifying termination of employment. Each executive officer was afforded an opportunity to irrevocably elect whether to remain a participant in the 2000 Severance Plan or to become a participant in the 2009 Severance Plan. The 2009 Severance Plan currently applies to all executive officers other than the three named executive officers (i.e., Messrs. Ginsberg, Miller and Alston) who elected to remain participants under the 2000 Severance Plan as in effect prior to the adoption of the 2009 Severance Plan.

Severance benefits under both the 2000 Severance Plan and the 2009 Severance Plan include continuation, at our expense, of health care insurance for a period of 18 months following termination of employment. Severance benefits are not payable if termination of an eligible officer’s employment occurs under certain circumstances specified in the 2000 or 2009 Severance Plan, as applicable, including as a result of retirement or a termination of an officer by the Company for “cause” (as defined in the applicable Plan).

The Board adopted the 2009 Severance Plan principally to provide severance benefits that were deemed to be more competitive with those benefits offered by certain of our then peer group companies. Based in part on the 2000 Severance Plan, the 2009 Severance Plan also reflected then current market data concerning, and trends and developments in, severance and change-in-control benefits and practices. Although there are many similarities between the provisions contained in the 2009 Severance Plan and the 2000 Severance Plan, the 2009 Severance Plan differs from the 2000 Severance Plan in several material respects. The principal differences between the 2009 Severance Plan and the 2000 Severance Plan include:

•

The 2009 Severance Plan changes the formula for paying severance benefits in a non-change-in-control context by reducing the number of years of service categories used in calculating cash severance compensation from four categories under the 2000 Severance Plan (i.e., less than one year, one year to less than three years, three years to less than five years and five or more years) to two categories under the 2009 Severance Plan (i.e., less than one year and one year or more). The formula also no longer differentiates among four officer categories; the only categories under the 2009 Severance Plan are for the Chief Executive Officer and officers other than the Chief Executive Officer. The percentage multipliers against annual compensation for the purpose of calculating general severance cash benefits has been changed in the 2009 Severance Plan to (a) either 100% or 200%, depending on years of service, for the Chief Executive Officer (as compared to a range under the 2000 Severance Plan of from 65% to 300% depending on years of service) and (b) either 50% or 100%, depending on years of service, for other eligible officers (as compared to a range under the 2000 Severance Plan of 50% to 140%, depending on the officer’s position and years of service).

•

Unlike the 2000 Severance Plan, the 2009 Severance Plan provides for a separate formula for payments upon a change-in-control. In such case, under the 2009 Severance Plan, the Chief Executive Officer would be paid 200% of his annual compensation and the other eligible officers would be paid 125% of their annual compensation. The 2009 Severance Plan no longer provides that the severance benefits payable upon a change-in-control depend in part on the length of time the eligible officer was employed by the Company.

•

Prior to its amendment in March 2011, the 2000 Severance Plan provided a “single trigger” for paying cash severance upon a change-in-control whereby an eligible officer was entitled to receive severance benefits if he or she voluntarily terminates employment for any reason within the first year following a change-in-control (in addition to being entitled to receive change-in-control severance benefits as a result of a voluntary termination of employment for “good reason” within two years following a change-in-control). In contrast, the 2009 Severance Plan provides in all instances for a “double trigger” whereby an eligible officer is only entitled to receive severance benefits following a change-in-control if his or her employment is terminated within two years following the change-in-control by the Company other than for “cause” or by the officer for “good reason.”

•

In March 2011, the Board amended the 2000 Severance Plan to terminate the “single trigger” right of an eligible officer to elect severance benefits under the 2000 Severance Plan if he or she terminates his or her employment unilaterally, without good reason and within one year following a change-in-control. The amendment became effective with respect to all eligible officers (i.e., Messrs. Ginsberg, Miller and Alston) under the 2000 Severance Plan on March 22, 2012. Under the 2000 Severance Plan as amended in March 2011, in the event of a change-in-control, an eligible officer is now only entitled to receive severance benefits in the event of a voluntary termination if the officer terminates his or her employment for good reason within two years after such change-in-control.

•

The 2009 Severance Plan generally provides that in the event of a change-in-control, all unvested equity awards (other than rights granted under the Company’s Employee Stock Purchase Plans and rights granted after the effective date of the change-in-control) would automatically vest if an eligible officer’s employment is terminated by the Company without cause within two years following a change-in-control. In the case of stock options, such options would immediately become exercisable in full and remain exercisable for at least one year following termination of employment. The 2009 Severance Plan also provides that in the event of a qualifying non-change-in-control termination of employment, the vesting of equity awards (other than rights granted under the Company’s Employee Stock Purchase Plans) would accelerate for awards scheduled to vest within 12 months following the termination of employment, and all vested awards would remain exercisable for at least 90 days following termination. Under the 2000 Severance Plan, there are no comparable provisions for the acceleration of equity incentive awards in the event of a termination of employment either following a change-in-control or in connection with a qualifying non-change-in-control termination of employment.

•

The 2009 Severance Plan does not define “annual compensation” as the highest annual cash compensation paid by the Company to an eligible officer during the employment period; rather, in the change-in-control context, it is cash compensation during the most recent calendar year (defined as base salary plus target bonus), and in the non-change-in-control context, it is the officer’s current annual base salary rate plus the average annual bonus earned by the officer over the prior three-year period.

•	The 2009 Severance Plan includes changes in the definitions of “cause” and “good reason.”

General Severance Compensation. Under each of the 2000 Severance Plan and the 2009 Severance Plan, the eligible officers are entitled to receive general severance compensation and benefits if their employment terminates under certain conditions, other than in connection with a change-in-control of the Company. The circumstances under which an eligible officer is entitled to general severance compensation and benefits include but are not limited to the officer’s termination by Ixia other than for “cause” (as defined in each Plan) and the officer’s voluntary termination following a material reduction (e.g., more than 10%) in his or her annual base salary.

The amount of general severance cash compensation that an eligible officer is entitled to receive is calculated based on a formula that takes into account (i) in the case of the 2009 Severance Plan, the officer’s most recent annual compensation (defined as provided above) or, in the case of the 2000 Severance Plan, the officer’s highest annual compensation (defined as provided above), (ii) the length of the officer’s employment with the Company and (iii) the officer’s position. Specifically, under the 2009 Severance Plan, the Company’s Chief Executive Officer is eligible to receive general severance cash compensation equal to 100% of annual compensation if he or she has been employed by the Company for less than one year prior to termination or 200% of such compensation if he or she has been employed for one or more years prior to termination. Other eligible officers are eligible to receive general severance cash compensation equal to 50% of annual compensation if they have been employed by the Company for less than one year prior to termination or 100% of annual compensation if they have been employed by the Company for one or more years prior to termination.

Under the 2000 Severance Plan, the Company’s three named executive officers who have elected to continue their participation in that Plan are eligible to receive general severance cash compensation (without any accelerated vesting of equity incentive awards) equal to the following specified percentages of highest annual compensation based on years of service and the highest office attained prior to termination (each of Messrs. Ginsberg, Miller and Alston has served as an executive officer of the Company for more than five years):

Length of Employment Period	Ginsberg	Miller	Alston
≥One Year but <Three Years	N/A	N/A	N/A
≥Three Years but <Five Years	N/A	N/A	N/A
≥Five Years	300%	140%	130%

Under the 2009 Severance Plan, if an eligible officer is entitled to receive general severance compensation and benefits, then upon termination of employment the vesting of his or her equity incentive awards (other than under the Company’s Employee Stock Purchase Plans) will generally be accelerated by 12 months and, in the case of exercisable securities, will remain exercisable for the longer of (i) the period specified in the applicable equity award agreement or (ii) 90 days following the termination of the officer’s employment with the Company.

Change-in-Control Severance Compensation. In the event of a change-in-control (as defined in the 2009 Severance Plan) of the Company and in lieu of the general severance compensation and benefits described above, an eligible officer is entitled to receive change-in-control severance compensation and benefits under the 2009 Severance Plan if, in connection with or within two years following the change-in-control, the officer elects for “good reason” (as defined in the 2009 Severance Plan) to terminate his or her employment with the Company or an acquiror or is terminated by the Company or an acquiror without “cause” (as defined in the 2009 Severance Plan). In the event of a change-in-control (as defined in the 2000 Severance Plan) of the Company, an eligible officer is currently entitled to receive change-in-control severance compensation and benefits under the 2000 Severance Plan if within two years following the change-in-control, the officer elects to terminate his or her employment with the Company for good reason.

The amount of change-in-control severance cash compensation that an eligible officer is entitled to receive under the 2009 Severance Plan is calculated based on the officer’s most recent annual compensation (as defined above). Specifically, the Company’s Chief Executive Officer is eligible to receive change-in-control severance compensation equal to 200% of annual compensation, and other eligible officers are eligible to receive change-in-control severance compensation equal to 125% of such compensation. If an eligible officer is entitled to receive change-in-control severance compensation as a result of a termination by the Company or an acquiror without cause, then upon termination of employment the vesting of his or her equity incentive awards (other than under the Company’s Employee Stock Purchase Plans), will generally vest to the extent then unvested and, in the case of exercisable securities, will remain exercisable for the longer of (a) the period specified in the applicable equity award agreement or (b) one year following the termination of the officer’s employment. The amount of change-in-control cash compensation that an eligible officer is entitled to receive under the 2000 Severance Plan is the same as the amount that he or she would receive as general severance compensation under the 2000 Severance Plan.

Potential Amounts Payable under our Severance Plans. Each of our named executive officers currently qualifies as an eligible officer in the applicable officer severance plan in which he participates. Because the amount of severance compensation and benefits payable to our named executive officers under the 2000 Severance Plan and the 2009 Severance Plan may vary depending on a number of factors, including an officer’s length of employment with the Company as of his termination date, upon the Board’s adoption of the 2009 Severance Plan our executive officers were provided an option to choose which severance plan they would like to participate in. With respect to our named executive officers, Messrs. Ginsberg, Miller and Alston elected to remain as participants in the 2000 Severance Plan, while Messrs. Bhatnagar and Grahame elected to participate in the 2009 Severance Plan.

Each eligible officer is entitled to severance pay based on a formula set forth in the applicable severance plan. Table 1 below sets forth the potential general severance compensation and benefits to which each named executive officer would be entitled if his employment terminated as of December 31, 2011 under circumstances entitling him to severance benefits in a “non-change-in-control” termination. Table 2 below sets forth the potential severance cash compensation and benefits to which each named executive officer would be entitled if his employment terminated as of December 31, 2011 in connection with a change-in-control and under circumstances entitling him to severance benefits.

Table 1

	Severance Compensation in a Non-Change-in-Control Termination
Executive Officer(1)	General Severance Compensation	Market Value of Unexercisable Options that Vest ($)(2) (3)	Market Value of Restricted Stock Units that Vest ($)(2) (4)	Total Non- Change-in-Control Compensation ($)
Atul Bhatnagar	$1,584,476	$583,562	$136,104	$2,304,142
Thomas B. Miller	739,795	N/A	N/A	739,795
Errol Ginsberg	2,356,731	N/A	N/A	2,356,731
Victor Alston	729,859	N/A	N/A	729,859
Alan Grahame	436,199	147,541	70,154	653,894

Table 2

	Severance Compensation if Termination in connection with or following a Change-in-Control
Executive Officer	Severance Cash Compensation	Market Value of Unexercisable Options that Vest ($)(2) (3)	Market Value of Restricted Stock Units that Vest ($)(2) (4)	Total Change-in-Control Compensation ($)
Atul Bhatnagar	$1,840,000	$3,103,000	$310,969	$5,253,969
Thomas B. Miller	739,795	N/A	N/A	739,795
Errol Ginsberg	2,356,731	N/A	N/A	2,356,731
Victor Alston	729,859	N/A	N/A	729,859
Alan Grahame	600,000	418,400	136,041	1,154,441

(1)

Messrs. Bhatnagar and Grahame have each elected to participate in the 2009 Severance Plan, and their severance compensation is calculated in accordance with the terms of that Plan. Messrs. Ginsberg, Miller and Alston have each elected to continue their participation in the 2000 Severance Plan, and their severance compensation is calculated in accordance with the terms of that Plan.

(2)

As participants in the 2000 Severance Plan, Messrs. Miller, Ginsberg and Alston are not entitled under the terms of such Plan to acceleration of their equity incentives in connection with the termination of their employment for any reason.

(3)

Represents the market value upon acceleration of stock options held as of December 31, 2011. The market value equals the difference between the closing sales price of a share of Ixia Common Stock of $10.51 on December 31, 2011 as reported on the Nasdaq Global Select Market and the option exercise price, multiplied by the number of options for which vesting is accelerated.

(4)

Represents the market value upon acceleration of RSUs held as of December 31, 2011. The market value of RSUs is based on the closing sales price of a share of Ixia Common Stock of $10.51 on December 31, 2011 as reported on the Nasdaq Global Select Market, multiplied by the number of RSUs for which vesting is accelerated.

Severance benefits also include continuation, at our expense, of health care insurance for 18 months, and in the case of participants in the 2000 Severance Plan, term life insurance, following termination of employment.

Under Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), an employer will lose a deduction for tax purposes with respect to a “parachute payment” payable upon a change in the employer’s control or ownership and a 20% excise tax will be imposed on the recipient of a parachute payment. A parachute payment is generally defined as any payment in the nature of compensation paid to an officer or highly compensated individual which is contingent on a change-in-control or ownership, provided that the aggregate value of all such payments is at least three times the recipient’s base amount (i.e., the recipient’s average taxable compensation for the five years prior to the year in which the change-in-control occurs). In the event that an officer’s severance benefits upon termination will exceed three times the officer’s base compensation for purposes of Section 280G of the Internal Revenue Code, then the benefits payable to the officer under our Severance Plan will automatically be reduced by the minimum amount necessary to ensure that the benefits do not constitute a parachute payment under Section 280G.

Equity Compensation Plan Information

We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees and directors upon the exercise or vesting of stock options and restricted stock units. These plans are:

•	our Amended and Restated 1997 Equity Incentive Plan (the “1997 Plan”), which terminated in May 2008,

•	our Amended and Restated 2008 Equity Incentive Plan, as amended (the “2008 Plan”),

•	our prior Employee Stock Purchase Plan (the “2000 ESPP”), which expired in September 2010 but under which certain offering periods continue in effect through their respective expiration dates, and

•	our 2010 Employee Stock Purchase Plan, as amended (the “2010 ESPP”).

All of these plans have been approved by our shareholders.

The following table summarizes information about outstanding stock options, restricted stock units and shares reserved for future issuance as of December 31, 2011 under the Company’s equity incentive plans described above:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
1997 Plan	1,433,575	(2)	$9.08	0
2008 Plan	6,655,238	(3)	10.08	8,729,841
2000 ESPP	0		0	193,404
2010 ESPP	0		0	644,375	(4)

Total	8,088,813		$9.85	9,567,620

(1)	The weighted-average exercise price of outstanding options does not take into account outstanding RSUs since they do not have an exercise price.
(2)	Represents 1,433,575 shares of Ixia Common Stock issuable upon the exercise of outstanding stock options and 0 shares of Ixia Common Stock issuable upon the vesting of outstanding RSUs.
(3)	Represents 4,991,876 shares of Ixia Common Stock issuable upon the exercise of outstanding stock options and 1,663,362 shares of Ixia Common Stock issuable upon the vesting of outstanding RSUs.
(4)

On May 1 of each year, the number of shares authorized and reserved for issuance under the 2010 ESPP automatically increases by the lesser of (i) 500,000 shares; (ii) a number of shares equal to 1.0% of the Company’s outstanding shares on the last day of our prior fiscal year; or (iii) an amount determined by the Board. On May 1, 2011, the number of shares authorized and reserved for issuance under the 2010 ESPP was increased by 300,000 shares.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of Ms. Hamilton (Chair), and Messrs. Asscher, Fram and Rager (until May 2011, when Mr. Rager resigned as a member of the Committee), all of whom during their tenure on the Committee were non-employee directors of the Company. No member of the Compensation Committee was at any time during 2011 or at any other time an officer or employee of the Company or any of its subsidiaries, other than Mr. Rager who served as the Company’s Chief Financial Officer from June 1997 to March 2000. No member of the Compensation Committee had any relationship with the Company during 2011 requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers serves, or in 2011 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Ixia’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2011. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in the Company’s proxy statement for its 2012 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE

Gail Hamilton

Laurent Asscher

Jonathan Fram

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the policy and practice of our Board to review information concerning “related party transactions” which are transactions between Ixia and related persons in which the aggregate amount exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Related persons include our directors, director nominees and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving the Company, then the Audit Committee and the disinterested members of our Board would review and, if appropriate, approve or ratify it, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussions or deliberations involving the transaction at issue. Although the Company’s policy for the review and approval of related party transactions is not in writing, the charter for the Audit Committee provides that one of the Audit Committee’s responsibilities is the review and approval of related party transactions. The Company’s General Counsel from time to time advises the Audit Committee and the Board on the application of the policy.

There were no transactions since the beginning of 2011, and there is no currently proposed transaction, in which Ixia was or is to be a participant in which any related person had or will have a material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who beneficially own more than ten percent of our Common Stock to file initial reports of ownership of our Common Stock and reports of changes in ownership of our Common Stock with the SEC and The Nasdaq Stock Market. These persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such reports (including amendments thereto) furnished to us and on written representations from our executive officers and directors, we believe that all reports required to be filed by these officers and directors in accordance with Section 16(a) were filed on a timely basis during 2011.

PROPOSAL 2 – ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted in July 2010, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Company currently intends to submit the compensation of the Company’s named executive officers on an annual basis consistent with the advisory vote of the shareholders at the Company’s 2011 annual meeting of shareholders.

We believe that the Company’s compensation philosophy and program as described in this proxy statement are effective in achieving our goals, and that the executive compensation reported in this proxy statement was appropriate and aligned with our 2011 results. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation program for our named executive officers is designed to attract, motivate and retain executive officers, reward them for achieving the Company’s financial and strategic goals and align the officers’ interests with the interests of our shareholders, while at the same time avoiding the encouragement of excessive risk-taking. We believe that the compensation of our named executive officers as described in this proxy statement is reasonable, competitive and strongly focused on pay for performance principles. The bonus and equity components of our 2011 compensation program emphasize opportunities that appropriately reward our named executive officers for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through these incentive programs, the Company directly aligns the interests of our executive officers with those of our shareholders and with the long-term interests of the Company.

For a more detailed discussion of our compensation philosophy, objectives and programs, we strongly encourage our shareholders to review this proxy statement, and in particular the information contained under “Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it under “Executive Compensation and Other Information.”

The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or our Compensation Committee. Although the vote is non-binding, our Board and our Compensation Committee value your opinion and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

For the reasons set forth above, we are asking our shareholders to vote for the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders of the Company, on an advisory basis, approve the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This proposal 2 will be approved if the above resolution receives the affirmative vote of a majority of (i) the shares present or represented by proxy at the Annual Meeting and voting on this proposal and (ii) the shares required to constitute a quorum for the Annual Meeting. If you hold your shares through a brokerage firm, bank or other nominee, you must provide voting instructions to your brokerage firm, bank, or other nominee in order for your vote on this proposal to be counted.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – RATIFICATION OF

APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012, and recommends to the shareholders that they vote to ratify that appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010:

Fee Category	2011	2010
Audit Fees	$992,349	$1,095,264
Audit-Related Fees	61,900	120,000
Tax Fees	55,235	102,737
All Other fees	1,800	1,500

Total fees	$1,111,284	$1,319,501

Audit Fees consisted of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q and the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. These fees also include fees for services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consisted of fees billed for professional services that are reasonably related to the performance by PricewaterhouseCoopers LLP of audit or review of the Company’s consolidated financial statements but are not reported under “Audit Fees.” Such fees related primarily to acquisition-related work in 2011 and the Company’s convertible debt issuance in 2010.

Tax Fees consisted of fees billed for professional services performed by PricewaterhouseCoopers LLP for state, federal and international tax compliance, tax advice and tax planning. In 2011 and 2010, these fees were incurred primarily for state, federal and international tax compliance services.

All Other Fees consisted of fees billed for services other than the services reported above. In each of 2011 and 2010, these fees consisted of fees for accounting research literature.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.

The Audit Committee periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP, and the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Vote Required and Recommendation of the Board

This proposal 3 will be approved if it receives the affirmative vote of a majority of (i) the shares present or represented by proxy at the Annual Meeting and voting on this proposal and (ii) the shares required to constitute a quorum for the Annual Meeting.

The Board recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

OTHER MATTERS

We currently know of no matters to be submitted at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Ronald W. Buckly

Corporate Secretary

Calabasas, California

April 4, 2012

IXIA

2012 Annual Meeting of Shareholders Thursday, May 10, 2012, at 9:00 a.m. local time Sheraton Agoura Hills Hotel 30100 Agoura Road Agoura Hills, California 91301

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IXIA

This Proxy is Solicited on Behalf of the Board of Directors of Ixia

2012 Annual Meeting of Shareholders

Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301 May 10, 2012 at 9:00 a.m. local time

The undersigned shareholder of Ixia, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 4, 2012, and Annual Report to Shareholders for the year ended December 31, 2011, and hereby appoints Victor Alston and Thomas B. Miller, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2012, at 9:00 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election as directors of all nominees listed on the reverse side under Proposal 1, FOR Proposals 2 and 3 and as the Proxies deem advisable on such other matters as may properly come before the Meeting.

IXIA

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by1:00 a.m., PDT, on May 10, 2012.

Vote by Internet

Go to www.investorvote.com/XXIA

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold

01 - Victor Alston

04 - Errol Ginsberg

For Withhold

02 - Laurent Asscher

05 - Gail Hamilton

For Withhold

03 - Jonathan Fram

06 - Jon F. Rager

For Against Abstain

2. Approval, Company’s on named an advisory executive basis, officers of the . compensation of the

For Against Abstain

3. Ratification Accounting of Firm Appointment for the year of ending Independent December Registered 31, 2012 Public .

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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